UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.             )

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ON Semiconductor Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The Annual Meeting of Stockholders of ON Semiconductor Corporation will be held at our principal offices located at 5005 East McDowell Road, Phoenix, Arizona 85008 on Wednesday, May 18, 2016 at 2:00 p.m., local time, for the following purposes:

1.

To elect five Class II Directors, each for a one-year term expiring at the annual meeting of Stockholders to be held in 2017 or until his or her successor has been duly elected and qualified, or until the earlier of his or her death, resignation or removal;

2.	To vote on an advisory (non-binding) resolution to approve executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year; and

4.	To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

The Board of Directors has fixed the close of business on March 29, 2016, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. For ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection in the offices of ON Semiconductor Corporation, Law Department, 5005 East McDowell Road, Phoenix, Arizona 85008 between the hours of 8:30 a.m. and 5:00 p.m., local time, each weekday. Such list will also be available at the Annual Meeting. Directions for attending the Annual Meeting may be found on our website at www.onsemi.com.

Your vote is very important to us. Please vote as soon as possible by signing, dating and returning the proxy card in the enclosed postage-paid envelope or you may vote by internet, telephone or in person as described in the enclosed proxy statement.

Sincerely yours,

Keith D. Jackson

President and Chief Executive Officer

April 13, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDERS MEETING TO BE HELD ON MAY 18, 2016.

The Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders and its Annual

Report to Stockholders for the fiscal year ended December 31, 2015 are available at

www.onsemi.com/annualdocs.

i

(continued)

ii

ON SEMICONDUCTOR CORPORATION

5005 East McDowell Road

Phoenix, Arizona 85008

PROXY STATEMENT

This statement and the accompanying notice and proxy card are furnished in connection with the solicitation by the Board of Directors (“Board”) of ON Semiconductor Corporation (“we” or the “Company”) of proxies to be used at our annual meeting of stockholders to be held on Wednesday, May 18, 2016 at 2:00 p.m., local time, at our principal offices located at 5005 East McDowell Road, Phoenix, Arizona 85008 and at any adjournment or postponement thereof (“Annual Meeting”). This statement and the accompanying notice and proxy card are first being mailed to stockholders on or about April 13, 2016.

Whether or not you plan to attend the Annual Meeting, the Board encourages you to vote your shares as more fully described in the proxy card and below.

If you are the “record holder” of your shares, meaning that you hold the shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways:

Vote by internet. The website address for internet voting is on your proxy card. Internet voting is available 24 hours a day.

Vote by telephone. The toll-free number for telephone voting is on your proxy card. Telephone voting is available 24 hours a day.

Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).

Vote in person. You may vote in person if you or your validly designated proxy attends the Annual Meeting.

If the shares you own are held in “street name” by a bank or brokerage firm, the bank or brokerage firm, as the record owner, will vote your shares according to your instructions. You will need to follow the directions your bank or brokerage firm provides you.

All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted according to the Board’s recommendations below:

	Proposal	Board Recommendation
1.

Election of five Class II Directors, each for a one-year term expiring at the annual meeting of the Company’s stockholders to be held in 2017 or until his or her successor has been duly elected and qualified, or until the earlier of his or her death, resignation or removal

FOR
2.	Advisory (non-binding) resolution to approve executive compensation	FOR
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our	FOR
independent registered public accounting firm for the current year

We are not aware of any other matters that will be brought before the stockholders for a vote. If other matters properly come before the Annual Meeting, all shares validly represented by proxies will be voted in accordance with the discretion of the appointed proxies.

Record Date and Quorum

The Board has fixed the close of business on March 29, 2016 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 414,236,222 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

The presence, in person or by proxy, of holders of a majority of the shares entitled to vote at the Annual Meeting will constitute a quorum. Abstentions, withheld votes and broker non-votes are included in determining whether a quorum is present for the meeting. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to “routine” matters, they do not have discretionary power to vote your shares on “non-routine” matters. As discussed in more detail below, we believe the following proposals will be considered non-routine and, therefore, your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you: Proposal No. 1 (Election of Directors) and Proposal No. 2 (Advisory Resolution to Approve Executive Compensation). Broker non-votes will not be counted as either votes cast for or against a matter, but will be counted for purposes of determining a quorum for the meeting.

Required Vote

Each Director standing for election at the Annual Meeting in Proposal No. 1 must be elected by a majority of the votes cast with respect to that Director’s election, meaning that the number of votes cast “for” the Director nominee must exceed the number of votes cast “against” that Director nominee. See “The Board of Directors and Corporate Governance — Majority Voting for Directors” below in this proxy statement. Abstentions and broker non-votes, as applicable, are not treated as votes cast and, therefore, will have no effect on Proposal No. 1. Any incumbent Director nominee who is not elected by majority vote shall promptly tender his or her resignation to the Board. The Corporate Governance and Nominating Committee, or such other Board committee designated by the Board, will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In such a situation, the Board will act on the resignation, taking into account the committee’s recommendation, and publicly disclose its decision and, if the resignation is rejected, the rationale behind its decision, within 90 days from the date of the certification of the election results.

The affirmative vote of a majority of the votes duly cast on that item at the Annual Meeting is required to approve Proposal No. 2 (Advisory Resolution to Approve Executive Compensation) and Proposal No. 3 (Ratification of Appointment of Independent Registered Public Accounting

Firm). Abstentions and broker non-votes, as applicable, are not treated as votes cast and, therefore, will have no effect on Proposal Nos. 2 and 3.

Your broker is NOT able to vote on your behalf in any director election without specific voting instructions from you. In addition, your broker is not able to vote on your behalf on Proposal No. 2. Accordingly, we encourage you to vote your shares on Proposal Nos. 1 and 2, as well as Proposal No. 3, either by returning your proxy by internet, mail or telephone so that your shares will be voted at the meeting if you cannot attend in person.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised by submitting to our Secretary a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

MANAGEMENT PROPOSALS

Proposal No. 1: Election of Directors

The Board is currently divided into three classes of Directors. At our annual meeting held in 2014, our shareholders approved an amendment to our Certificate of Incorporation to declassify the Board of Directors. Pursuant to that amendment, Class III directors were elected in 2014 for a three-year term expiring in 2017, Class I Directors were elected in 2015 for a two-year term expiring in 2017, and Class II Directors will be elected this year for a one-year term expiring in 2017. Following the election at this Annual Meeting, each Director will stand for election annually. Once elected, Directors hold office until their successors are duly elected and qualified, or until the earlier of their death, resignation or removal.

Class II Directors will be elected at the Annual Meeting to serve for a term expiring at the annual meeting in the year 2017. Each of the nominees has agreed to serve as a director if elected by the stockholders. The Class I and III Directors’ terms will both also expire in 2017.

The Board has determined that a majority of our Board is independent according to the applicable rules of the Securities and Exchange Commission (“Commission”) and the listing standards of the NASDAQ Global Select Market (“NASDAQ”), including each of the following current Directors and nominees: J. Daniel McCranie, Atsushi Abe, Alan Campbell, Curtis J. Crawford, Gilles Delfassy, Emmanuel T. Hernandez, Paul A. Mascarenas, Daryl A. Ostrander and Teresa M. Ressel. The Board has also determined that Bernard L. Han was independent in accordance with such standards during his period of service on the Board in 2015. Mr. Han did not stand for reelection at the 2015 annual meeting and his term expired at the 2015 annual meeting. Each of Mr. Campbell and Mr. Delfassy were elected to the Board in August 2015.

Transactions and Relationships Considered in Independence Determinations.  Consistent with NASDAQ listing standards, in making its independence determinations, the Board considered transactions occurring since the beginning of 2013 between the Company and entities associated with the independent Directors or members of their immediate family. The Board determined that no “categorical” bars to independence under NASDAQ listing standards applied to any of the non-employee Directors. In making its determination that no relationships exist that, in the opinion of the Board, would impair the director’s independence, the Board considered the following transactions, relationships or arrangements: (i) the transactions, relationships or arrangements under the headings “Relationships and Related Transactions — Related Party Transactions” and “Management Proposals — Proposal 1: Election of Directors” included in our annual meeting proxy statements filed with the Commission on April 10, 2015 and April 11, 2014; and (ii) the associations certain of our non-employee Directors have with other companies, including other companies in the semiconductor industry, as disclosed in their biographies and discussed further below.

In connection with clause (ii) above, in making independence determinations, the Board considered a category of transactions occurring since 2013 which involved the Company doing business with organizations in our industry that have a Company non-employee director serving in a board or management position.1 In each applicable instance, the amounts paid to and received from each company (and ON Semiconductor) were significantly below the “categorical” bar to independence set forth in the NASDAQ listing standards, which uses a threshold of 5% of consolidated revenues of such entity. Each of the below commercial relationships were in the ordinary course of business for ON Semiconductor and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers. In particular, the Board considered the following transactions and relationships with respect to the independence of certain non-employee Directors:

•

With respect to the independence of Mr. McCranie, the Board considered that Mr. McCranie was a director of Cypress Semiconductor Corporation (“Cypress Semiconductor”) until its annual meeting in 2014 and that in January 2014, Mr. McCranie became the Executive Vice President, Marketing and Sales of Cypress Semiconductor until his resignation from that position effective in April 2015, and evaluated sales to and purchases from Cypress Semiconductor. Such purchases generally consist of manufacturing spares and wafers and manufacturing support services.

•

Additionally, with respect to the independence of Mr. McCranie and Mr. Campbell, the Board considered the sales of wafer, die and engineering services and samples to Freescale Semiconductor, Inc. (“Freescale Semiconductor”) and certain of its subsidiaries. Mr. McCranie was a director of Freescale Semiconductor from 2011 to 2014, and Mr. Campbell was the Chief Financial Officer of Freescale Semiconductor until June 2014.

•

Each of Mr. McCranie and Mr. Mascarenas is a director of Mentor Graphics Corporation (“Mentor Graphics”), and the Board considered purchases from Mentor Graphics in evaluating their independence. The Company purchases engineering design and manufacturing and other support services and supplies from Mentor Graphics.

1    In situations where the Company non-employee director’s interest was only related to his service as a director of the other company, Item 404 of Regulation S-K explicitly provides that an indirect material interest does not exist for such director. In each other transaction where a determination was required, the Company non-employee director was determined not to have a direct or indirect material interest that would require disclosure under Item 404 of Regulation S-K as a “related party transaction.” Such determination included a consideration of any equity (or derivative rights) owned by the Company’s non-employee director in such other company.

•

In evaluating the independence of Mr. Abe, the Board considered purchases from and sales to Fujitsu Limited. Mr. Abe joined the board of directors of Fujitsu Limited in June 2015. Sales to Fujitsu Limited consisted generally of component semiconductor devices used in electronic product assembly and purchases consisted of foundry services and capital expenditures in the form of equipment to enable qualification of several technologies.

•

With respect to the independence of Mr. Crawford, the Board considered transactions with certain companies on whose boards he has served as a director, including purchases of manufacturing chemicals from E.I. du Pont de Nemours and Company, on whose board of directors Mr. Crawford served until his resignation in February 2015, and purchases of manufacturing spares and facilities construction work from Xylem, Inc., on whose board of directors Mr. Crawford currently serves. The Board also considered the use of certain services of XCEO, Inc. (“XCEO”). Mr. Crawford is the founder and Chief Executive Officer of XCEO.

•

In evaluating the independence of Mr. Han, the Board considered the sale of products to Dish Network Corporation, for which Mr. Han currently serves as Executive Vice President, Strategic Planning and served as Executive Vice President and Chief Operating Officer until December 2015.

•

With respect to the independence of Mr. Hernandez, the Board considered that Mr. Hernandez joined the Board of Directors of SunEdison, Inc., formerly known as MEMC Electronic Materials, Inc. (“SunEdison”), in May 2009 and became chairman of the Board in January of 2013. The Company purchases silicon wafers, engineering services, wafer testing and indirect precious gold metals from SunEdison.

•

In evaluating the independence of Dr. Ostrander, the Board considered an intellectual property licensing and buy/sell arrangement with RF Micron, Inc. (“RF Micron”), on whose board of directors Dr. Ostrander serves.

Unless you withhold your vote or indicate otherwise on your proxy card, and except in a case of a broker non-vote, proxies will be voted FOR the election of the nominees. The Board has no reason to believe that any of the following nominees will be unable to serve. If, however, any one of them should become unavailable, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

Set forth below is information concerning our nominees and other Directors, including their business experience and public company directorships for the past five years. In each biography below, we describe certain of the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director of the Company as of the date of this proxy statement. In addition to the specific qualifications described below, we believe that each director has the integrity, honesty and adherence to high ethical standards necessary to set the “tone at the top” for our Company. Each is possessed of the business acumen and sound judgment that we believe are required for the proper functioning of our Board. Most of our

Directors also have significant other public company board experience that broadens their knowledge of board processes, issues and solutions.

In Proposal No. 1, you are asked to vote for each of the nominees for Class II Directors listed below.

Class II — Current Terms Expiring in 2016

J. Daniel McCranie, 72.  Mr. McCranie has served as the Chairman of the Board of Directors of ON Semiconductor Corporation since August 2002 and as a Director since November 2001. In January 2014, Mr. McCranie joined Cypress Semiconductor as its Executive Vice President, Marketing and Sales, a position he previously held with Cypress Semiconductor at the time of his retirement in 2001. Mr. McCranie also served as Executive Chairman of Virage Logic Corporation (“Virage Logic”), a provider of application optimized semiconductor intellectual property platforms, from October 2008 until it was purchased by Synopsys, Inc. in September 2010. Previously, Mr. McCranie served as President and Chief Executive Officer of Virage Logic from January 2007 to October 2008, Executive Chairman of Virage Logic from March 2006 to January 2007, and Chairman of the Board of Directors of Virage Logic from August 2003 to March 2006. Mr. McCranie worked for Cypress Semiconductor from 1993 until 2001, where he was employed in various positions, most recently Executive Vice President, Marketing and Sales. From 1986 to 1993, Mr. McCranie was President, Chief Executive Officer and Chairman of SEEQ Technology, Inc., a manufacturer of semiconductor devices. Mr. McCranie currently serves on the board of directors of Mentor Graphics. Within the last five years, Mr. McCranie served on the boards of directors of Freescale Semiconductor, Cypress Semiconductor, Virage Logic and Actel Corporation, a designer and provider of field programmable gate arrays and programmable system chips.

Mr. McCranie has extensive experience in the semiconductor industry, including management experience as a chief executive officer of two publicly held semiconductor corporations, with the resulting knowledge and understanding of what such a position entails. As a long-time member of our Board, Mr. McCranie has gained a deep understanding of the Company’s strengths and issues.

Emmanuel T. Hernandez, 60.  Mr. Hernandez has served as a director of ON Semiconductor Corporation since November 2002. From April 2005 to November 2008, Mr. Hernandez served as the Chief Financial Officer of SunPower Corporation. He retired as Chief Financial Officer of SunPower Corporation in November 2008 but continued in a transition role at SunPower Corporation until January 2009. Prior to April 2005, Mr. Hernandez served for more than 11 years as the Executive Vice President of Finance and Administration and Chief Financial Officer for Cypress Semiconductor, having joined that company in 1993 as its Corporate Controller. Prior to that, Mr. Hernandez held various financial positions with National Semiconductor Corporation from 1976 through 1993. Mr. Hernandez currently serves on the board of directors of EnStorage, Inc., a private company that develops flow battery/storage technology for the renewable energy industry, and is chairman of the board of directors of SunEdison. In addition, in the past five years, Mr. Hernandez has served on the board of directors of Aruba Networks, Inc., which was acquired by Hewlett-Packard in May of 2015, Integration Associates and Soraa,

Inc., a private company that is developing LED and laser technology. From May 2010 to January 2013, Mr. Hernandez also served as an operating partner at Khosla Ventures.

Mr. Hernandez has extensive experience in the semiconductor industry. In addition, through his experience as chief financial officer of both a publicly held semiconductor company and a publicly held solar company, Mr. Hernandez has significant management experience and relevant knowledge of financial statement preparation and regulatory compliance. As a longtime member of our Board, Mr. Hernandez has gained a deep understanding of the Company’s strengths and issues.

Teresa M. Ressel, 53.  Ms. Ressel has served as a Director of the Company since March 2012. Ms. Ressel has extensive experience across financial services, audit, and the global regulatory environment and investment banking/finance as well as significant international experience. Previously from 2012 until early 2016, Ms. Ressel served on the management team of Olayan Americas based in New York. From 2004 until 2012, Ms. Ressel served in various capacities as Chief Executive Officer of UBS Securities LLC and previously Chief Operating Officer of UBS Investment Bank, The Americas, covering a broad array of banking and regulatory functions across the Americas region. From 2001 until 2004, Ms. Ressel served at the U.S. Department of the Treasury. She was confirmed by the United States Senate as Assistant Secretary for Management and Budget for the U.S. Treasury and was designated by Presidential Directive as the Chief Financial Officer of the department, where she served in both capacities. From 2000 until 2001, Ms. Ressel provided private equity consulting services. From 1994 until 2000, Ms. Ressel served as Vice President and then Sr. Vice President at Kaiser Permanente. Her various positions included: Corporate Audit and Corporate Environmental, Health and Safety programs; Vice President and Chief Compliance Officer; and Senior Vice President and Chief Operating Officer, e-commerce. From 1990 until 1994, Ms. Ressel was employed at Hewlett-Packard, and from 1987 until 1990, Ms. Ressel was employed at the Electric Boat Division, General Dynamics, Groton, CT. Both of these roles encompassed a combination of engineering, audit, operational controls and risk management. In November 2014, Ms. Ressel joined the board of directors of Atlantic Power Corporation, which owns power generation assets in the United States and Canada.

Ms. Ressel has extensive experience in the financial industry, as well as senior executive experience covering relevant knowledge of financial statement preparation and regulatory compliance in public, private and governmental sectors. In addition, she has a strong knowledge of end-user market affiliations, which includes an understanding of the end-user customer as well as original equipment manufacturers and distributors.

Alan Campbell, 58.  Mr. Campbell has served as a director since August 2015. From May 2004 to June 2014, Mr. Campbell served the Chief Financial Officer of Freescale Semiconductor. Prior to May 2004, Mr. Campbell served as Senior Vice President and Director of Finance of the Semiconductor Product Sector (SPS) division of Motorola, Inc. from February 2000 to May 2004. Mr. Campbell currently serves on the board of directors of Dialog Semiconductor plc.

Mr. Campbell has extensive experience in the semiconductor industry. In addition, through his experience as chief financial officer of a publicly held semiconductor company, Mr. Campbell has significant management experience and relevant knowledge of financial statement preparation and regulatory compliance.

Gilles Delfassy, 60.  Mr. Delfassy was elected to the Board effective as of August 13, 2015. At Texas Instruments (“TI”), Mr. Delfassy served as Senior Vice President & Executive Officer, General Manager leading the company’s worldwide wireless communications business, growing it to the number one position in the global market. Prior to founding and leading TI’s Wireless Terminals Business, Mr. Delfassy served as TI’s European Digital Signal Processing (DSP) Department Manager. In this position, he played a primary role in the definition and significant growth of TI’s worldwide DSP strategy. Previously, Mr. Delfassy was TI’s European Automotive and Microcontrollers Business Unit Manager, during which time he built a profitable business that was ultimately worth several hundred million dollars. He presently serves as a director of Imagination Technologies.

Mr. Delfassy has extensive experience in the semiconductor industry, with particular experience in the wireless industry, automotive and microcontrollers, and he brings to service on our Board the benefit of long management experience in a publicly held semiconductor company. His strategic insight and knowledge of the practical application of semiconductors, in addition to his expertise with new business development, manufacturing and marketing, offers the Board an important and different viewpoint.

Required Vote.  To be elected, each of the five Class II Director-nominees must receive the affirmative vote of the majority of votes cast, meaning that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the proposal to elect Directors.

The Board of Directors recommends a vote “for” election of each of the Class I Director-nominees in Proposal No. 1.

The individuals listed below are also presently serving as Directors.

Class I — Current Terms Expiring in 2017

Atsushi Abe, 62.  Mr. Abe has served as a director of ON Semiconductor Corporation since February 2011. From December 2009 to the present, Mr. Abe has served as the managing partner of Sangyo Sosei Advisory Inc., a technology, media and telecommunication industry focused mergers and acquisitions advisory firm. From June 2015 to the present, Mr. Abe has served as director of Fujitsu Limited. From August 2004 to March 2009, he served as a partner at Unitas Capital (formerly CCMP Capital Asia and JP Morgan Partners Asia) and was responsible for investments in Japan and in technology companies generally. From August 1998 until July 2004, Mr. Abe worked for Deutsche Bank Group in San Francisco and in Tokyo as a managing director and held leadership positions including head of Global Corporate Finance in Japan, head of Global Semiconductor Investment Banking and head of TMT Investment Banking in Asia. From December 1992 through July 1998, Mr. Abe worked as a managing director for Alex Brown & Sons, Inc. in San Francisco and Tokyo, which was subsequently acquired by Deutsche Bank Group. Prior to joining Alex Brown & Sons, Inc., Mr. Abe spent over 14 years at Mitsui & Co., Ltd., where he held various management positions in the Industrial Electronics Division and Principal Investment Unit. Mr. Abe served on the board of Edwards Group Limited, a UK based vacuum technology company, from May 2007 through October 2009.

Mr. Abe has extensive experience in the investment banking and private equity industry, particularly in the area of technology. Mr. Abe’s experience in mergers and acquisitions as well as in capital markets transactions provides valuable knowledge and perspective in financial transactions and negotiations. In addition, his familiarity with technology companies and businesses throughout Asia, including Japan, offers the Board unique insight.

Curtis J. Crawford, Ph.D., 68.  Dr. Crawford has served as a director of ON Semiconductor Corporation since September 1999. Dr. Crawford served as ON Semiconductor’s Chairman of the Board from September 1999 until his resignation from that position in April 2002. Dr. Crawford is Founder, President and Chief Executive Officer of XCEO, a research, development and consulting firm specializing in leadership, mentoring and support for executives and companies. Prior to founding XCEO, he was the President and Chief Executive Officer of Onix Microsystems, Inc., a developer and manufacturer of optically transparent switches for communication networks, from February 2002 to April 2003. From 1999 to March 2001, he was Chairman, and from 1998 to March 2001, he was President and Chief Executive Officer of Zilog, Inc., a semiconductor design, manufacturing and marketing company. From 1997 to 1998, Dr. Crawford was Group President of the Microelectronics Group and President of the Intellectual Property division of Lucent Technologies. From 1995 to 1997, he was President of the Microelectronics Group. From 1993 to 1995, Dr. Crawford was President of AT&T Microelectronics, a business unit of AT&T Corporation. From 1991 to 1993, he held the position of Vice President and Co-Chief Executive Officer of AT&T Microelectronics. From 1988 to 1991, he held the position of Vice President, Sales, Service and Support for AT&T Computer Systems. Prior to 1988, he served in various sales, marketing and executive management positions at various divisions of IBM.

Dr. Crawford currently serves as a member of the board of directors of Xylem, Inc. and The Chemours Co. From 1998 to 2015, Dr. Crawford served on the board of directors of E.I. du Pont de Nemours. In the past five years, Dr. Crawford has also served on the board of directors for ITT Corp. Dr. Crawford is the author of three books on leadership and corporate governance.

In 2011, Dr. Crawford was awarded the B. Kenneth West Lifetime Achievement Award from the National Association of Corporate Directors (“NACD”) for his contribution to corporate governance and for having made a meaningful impact in the boardroom.

Dr. Crawford is a long-time member of the Board with the resulting in-depth knowledge of the Company’s strengths and issues. He has extensive experience in the semiconductor industry. He not only has management and technology experience, including as a chief executive officer of a publicly held semiconductor company, but offers us his extensive knowledge of leadership and corporate governance.

Paul A. Mascarenas, 54.  Paul A. Mascarenas has served as a director of ON Semiconductor Corporation since November 2014. Mr. Mascarenas served as the Chief Technical Officer and Vice President of Research & Advanced Engineering at Ford Motor Co. from January 2011 to

September 2014, where he oversaw Ford’s worldwide research organization as well as the development and implementation of the company’s technology strategy and plans. From January 2007 to December 2010, Mr. Mascarenas served as Ford’s Vice President of Engineering, and from November 2005 to December 2007, he served as Vice President of North American Vehicle Programs. From 1982 to 2005, Mr. Mascarenas held various development and engineering positions at Ford both in the U.S. and Europe. Mr. Mascarenas holds a mechanical engineering degree from the University of London, King’s College in England as well as an honorary doctorate degree from Chongqing University in China. He currently serves as the President of FISITA – The International Federation of Automotive Engineering Societies and is a special venture partner in Fontinalis Partners, a venture capital firm. In 2015, he was awarded an Officer of the Order of the British Empire by Her Majesty Queen Elizabeth II for his services in the automotive industry. Mr. Mascarenas was elected to the board of directors of Mentor Graphics in March 2015 and to the board of directors of United States Steel Corporation effective in March 2016.

Mr. Mascarenas has extensive experience in technical strategy, planning and research and development in the automotive industry from his leadership and strategic planning roles at Ford Motor Co., which offers the Board an expert view with respect to our own automotive products.

Daryl A. Ostrander, PhD., 67.  Dr. Ostrander has served as a director of ON Semiconductor Corporation since February 2009. Dr. Ostrander has 40 years of experience in the semiconductor industry with expertise in semiconductor manufacturing, semiconductor technology, and production implementation of new products. From 1981 to 2008, Dr. Ostrander was the Senior Vice President, Manufacturing and Technology for Advanced Micro Devices, Inc., a global provider of microprocessor solutions for the computing, communications and consumer electronic markets. From 2008 to 2014, Dr. Ostrander operated his own enterprise, Ostrander Holdings, LLC, which engaged in various consulting and business investment opportunities. In February 2010, Dr. Ostrander became a director of RF Micron, a private company focused on the development of next generation Radio Frequency Identifier (RFID) microchips for itemized tracking and sensor applications. In June 2012, Dr. Ostrander became a director of Caddie Central, LLC, a company that provides caddie tournament management and software services for resorts and golf tournaments. Dr. Ostrander has also participated on the Advisory Board for Correlated Magnetics, LLC from February 2011 through February 2014.

Dr. Ostrander has extensive experience in the semiconductor industry. In addition to his management experience in a publicly held semiconductor company and his entrepreneurial experience, his focus on advanced manufacturing processes offers the Board a different viewpoint.

Class III — Current Terms Expiring in 2017

Keith D. Jackson, 60.  Mr. Jackson was elected as a Director and appointed as President and Chief Executive Officer (“CEO”) of ON Semiconductor Corporation in November 2002. Mr. Jackson has over 30 years of semiconductor industry experience. Before joining ON Semiconductor, he was with Fairchild Semiconductor Corporation, serving as Executive Vice President and General Manager, Analog, Mixed Signal, and Configurable Products Groups, beginning in 1998, and, more recently, was head of its Integrated Circuits Group. From 1996 to

1998, he served as President and a member of the board of directors of Tritech Microelectronics in Singapore, a manufacturer of analog and mixed signal products. From 1986 to 1996, Mr. Jackson worked for National Semiconductor Corporation, most recently as Vice President and General Manager of the Analog and Mixed Signal division. He also held various positions at Texas Instruments Incorporated, including engineering and management positions, from 1973 to 1986. Mr. Jackson has served on the board of directors of the Semiconductor Industry Association since 2008 and joined the board of directors of Veeco Instruments Inc. in February 2012. In February of 2014, Mr. Jackson became a National Association of Corporate Directors Board Leadership Fellow, the highest level of credentialing for corporate directors and corporate governance professionals.

Mr. Jackson is our CEO and, as such, offers the Board his extensive experience in the semiconductor industry and intimate and detailed understanding of the day to day workings of our Company and the issues that it faces.

Proposal No. 2:  Advisory Resolution to Approve Executive Compensation

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking for stockholder approval of the compensation of our Named Executive Officers (defined below under “Compensation Discussion and Analysis — Overview”). The Board of Directors recommends that stockholders approve such compensation by approving the following advisory resolution:

RESOLVED, that the stockholders of ON Semiconductor Corporation approve, on an advisory basis, the compensation of the Company’s Named Executive Officers identified in the Summary Compensation Table included in this proxy statement as such compensation is described pursuant to Item 402 of Regulation S-K in this proxy statement (which disclosure includes the Compensation Discussion and Analysis and the compensation tables and accompanying footnotes and narratives under the heading “Compensation of Executive Officers” in this proxy statement).

The principal objective of our compensation programs is to attract, retain and motivate highly talented individuals who will deliver competitive financial returns to our stockholders in the short term while also accomplishing our long-term plans and goals. The Company seeks to accomplish this goal by rewarding performance, both individual and corporate, in a way that is aligned with the Company’s and stockholders’ short and long-term interests. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our Named Executive Officers is performance-based and dependent upon the Company’s achievement of specified financial goals. The Company believes that its executive compensation program satisfies the Company’s goals. We describe our compensation policies and programs in more detail below in this proxy statement, including in the Compensation Discussion and Analysis (“CD&A”).

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote, and will consider whether any actions are necessary to address those concerns. The Board has adopted a policy providing for an annual advisory vote to approve executive compensation. Unless the Board otherwise modifies this policy, the next advisory vote will be at the 2017 annual meeting of stockholders.

Required Vote. The affirmative vote of a majority of the votes duly cast on this item is required to approve this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal.

The Board of Directors recommends a vote “for” the advisory (non-binding) resolution to approve executive compensation in Proposal No. 2.

Proposal No. 3: Ratification of Appointment of Independent

Registered Public Accounting Firm

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the independent registered public accounting firm (i) to audit our consolidated financial statements for the year ending December 31, 2016 and (ii) to render other services as required of them, including to report on the effectiveness of our internal control over financial reporting as of December 31, 2016, and is seeking ratification by the stockholders of this appointment.

A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions by stockholders.

Stockholder ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm is not required by our bylaws or otherwise. Nonetheless, the Audit Committee is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice and because the Audit Committee values stockholders’ views on our independent auditors.

If the stockholders fail to ratify the election, the Audit Committee will reconsider the appointment of PricewaterhouseCoopers. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such an appointment would be in our best interest and the best interest of our stockholders.

Required Vote. The affirmative vote of a majority of the votes duly cast on this item is required to approve this proposal. Abstentions are not treated as votes cast and, therefore, will have no effect on this proposal.

The Audit Committee and the Board of Directors recommend a vote “for” approval of Proposal No. 3.

Audit and Related Fees

The Audit Committee reviews and approves audit and permissible non-audit services performed by PricewaterhouseCoopers, our independent registered public accounting firm, as well as the fees charged by PricewaterhouseCoopers for such services. In its review of non-audit services and fees and its appointment of PricewaterhouseCoopers as our independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining PricewaterhouseCoopers’ independence.

Fees Billed by PricewaterhouseCoopers. The table below sets forth the aggregate fees for audit and other services provided by PricewaterhouseCoopers for 2015 and 2014.

	2015	2014
Fee Type	(in millions)	(in millions)
Audit Fees (1)	$5.0	$5.0
Audit-Related Fees	$0.0	$0.0
Tax Fees (2)	$0.3	$0.6
All Other Fees	$0.0	$0.0

Total Fees	$5.3	$5.6

(1)

Includes fees billed or expected to be billed for each of 2015 and 2014 for professional services rendered in connection with the audit of our consolidated financial statements, limited reviews of our interim consolidated financial information, audits of the financial statements of certain of our subsidiaries and joint ventures, and assistance with securities offerings, including the review of related documents, preparation of comfort letters and issuance of consents.

(2)

Includes fees billed for each of 2015 and 2014 for professional services rendered in connection with the preparation of our federal and state income tax returns as well as the income tax returns of certain of our subsidiaries worldwide, tax planning, tax advice, assistance with mergers and acquisitions, consultations relating to transfer pricing, and expatriate tax preparation and consultation fees.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services. Under the Audit Committee charter, the Audit Committee must pre-approve all audit services and permitted non-auditing services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services prescribed in the federal securities laws and regulations which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to one or more members of the Audit Committee authority to grant pre-approvals of audit and permitted non-audit services, provided that such decisions shall be presented to the full Audit Committee at its next scheduled meeting. During 2015 and 2014, all audit and permissible non-audit services were pre-approved by the Audit Committee pursuant to its charter.

The Audit Committee has determined that the provision of services described above is compatible with maintaining PricewaterhouseCoopers’ independence.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Company has been named a 2016 World’s Most Ethical Company by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices. This is the 10th anniversary of Ethisphere and the World’s Most Ethical Companies designation, which recognizes organizations that align principle with action by working tirelessly to make integrity part of their corporate DNA. These efforts shape future industry standards by introducing tomorrow’s best practices today. The Company is one of only six companies being honored in the Electronic Components and Semiconductors category, highlighting its leadership among global companies in ethical business standards and practices.

The Board met 16 times last year and the committees, including any special committees, of the Board held a total of 38 meetings. Each director serving during 2015 attended at least 75% of the aggregate of all Board and applicable committee meetings held during his or her period of service in 2015. We do not currently have a policy with regard to Directors’ attendance at the Annual Meeting of Stockholders; however, each of Messrs. Abe, Crawford, Hernandez, Jackson, Mascarenas, McCranie, and Ostrander and Ms. Ressel attended the annual meeting of stockholders on May 20, 2015.

Committees of the Board

Our current Board standing committees and membership is as follows:

Corporate Governance and Nominating Committee	Audit Committee	Compensation Committee	Executive Committee	Integration Oversight Committee	Science and Technology Committee
Curtis J.	Emmanuel T.	J. Daniel	J. Daniel	Atsushi Abe*	Daryl A.
Crawford*	Hernandez*	McCranie*	McCranie*		Ostrander*
Paul	Atsushi Abe	Atsushi Abe	Curtis J.	Emmanuel T.	Paul A.
Mascarenas**			Crawford	Hernandez	Mascarenas
J. Daniel	Alan	Curtis J. Crawford	Emmanuel T.	Daryl A.	J. Daniel
McCranie	Campbell**		Hernandez	Ostrander	McCranie
Teresa M.	Teresa M.	Teresa M.	Keith D.		Gilles
Ressel	Ressel	Ressel**	Jackson		Delfassy**

*	Denotes the Chairperson of such committee.

**

Mr. Mascarenas joined the Corporate Governance and Nominating Committee on August 13, 2015. Alan Campbell joined the Audit Committee on August 13, 2015, replacing Curtis J. Crawford on that date. Ms. Ressel joined the Compensation Committee on May 21, 2015, replacing Bernard L. Han, who resigned from the Board of Directors effective at the 2015 annual meeting. Mr. Delfassy joined the Science and Technology Committee on August 13, 2015.

We are reviewing Committee assignments and chair positions and may make changes in 2016.

Audit Committee. The Audit Committee, established pursuant to Section 3(a)(58)(A) of the Exchange Act, has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.

Our Audit Committee has the specific purpose under its charter to:

•	monitor the integrity of the corporate accounting and financial reporting processes of the Company and the audits of the financial statements;

•	provide to the Board the results of its monitoring and recommendations derived therefrom;

•	outline to the Board changes made, or to be made, in internal accounting controls noted by the Audit Committee;

•	appoint, determine funding for, and oversee our independent registered public accounting firm;

•	review the independence, qualifications and performance of our internal and independent auditors;

•

oversee that management has the processes in place to assure our compliance with applicable corporate policies and legal and regulatory requirements that may have a material impact on our financial statements; and

•	inform the Board and appropriately provide information and materials on significant matters that require the Board’s attention.

Among other things, the Audit Committee has the specific authority and responsibility under its charter to:

•

pursuant to the Commission’s rules, establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•

review and oversee related party transactions to the extent required under applicable federal securities laws and related rules and regulations or NASDAQ rules, unless such transactions are submitted to another comparable independent body of the Board;

•

discuss with management our major financial risk exposures and the steps we have taken to monitor and control such exposures, including related risk assessment and risk management policies as they relate to the Audit Committee’s responsibilities; and

•

review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in our annual report.

The Audit Committee has other specific responsibilities under its charter, including its policies and procedures for pre-approval of auditing services and permitted non-auditing services (including the fees and terms thereof) of our independent registered public accounting firm. The Audit Committee also has authority and responsibility, as provided in its charter, over various other financial statement and disclosure matters, other items associated with the Company’s independent registered public accounting firm, and additional events associated with the Company’s internal audit and compliance functions. In addition, the Audit Committee conducts an annual self-assessment. To the extent it deems necessary or appropriate, the Audit Committee may retain independent legal, accounting or other advisors, with appropriate funding related thereto to be provided by the Company.

The Board has determined that each member of the Audit Committee during 2015 and current member is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Board has also determined that each current member of the Audit Committee is financially competent under the current listing standards of NASDAQ. The Audit Committee includes at least three independent Directors, Emmanuel T. Hernandez, Alan Campbell and Teresa Ressel who have been determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with Commission rules and similar financial sophistication rules under NASDAQ listing standards. See “Proposal No. 1: Election of Directors — Class II — Current Terms Expiring in 2016” above for more information regarding Mr. Hernandez’s, Mr. Campbell’s and Ms. Ressel’s experience. See also “Audit Committee Report” below for more information on this committee. The Audit Committee met 10 times in 2015.

Compensation Committee. The Compensation Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.

Among other things, our Compensation Committee has the specific purpose under its charter to:

•

discharge the Board’s responsibilities relating to the application of compensation policies and all elements of compensation of the CEO, other executive officers and any other employees whose total compensation is substantially similar to such other officers, and non-employee Directors (“Outside Directors”); and

•	administer the Company’s stock option and other equity-based plans, all other short-term and long-term incentive plans, and any deferred compensation programs of the Company.

Among other things, our Compensation Committee has the specific authority and responsibility under its charter to:

•

annually review and approve corporate goals and objectives relevant to the compensation of each of our CEO and senior executives, evaluate each of our CEO and senior executive’s performance in light of those goals and objectives, and establish the compensation level for each of our CEO and senior executives based on this evaluation, subject to any employment agreements that may be in effect (the CEO may not be present during deliberation or voting concerning the CEO’s compensation);

•	review and approve or recommend to the Board for approval any employment agreement with the CEO and any senior executive;

•	periodically review and establish compensation for Outside Directors for service on our Board and its committees;

•	review the competitive position of, and recommend changes to, the plans, systems and practices of the Company relating to compensation and benefits;

•	make recommendations to the Board with respect to equity-based plans and any equity compensation arrangements outside of such plans (pending stockholder approval where appropriate);

•

administer the stock option and other equity-based plans, all other short-term and long-term incentive plans, and any deferred compensation programs of the Company, and approve or review the designation of participants in the plans and the principles and procedures used in determining grants and awards under the plans;

•

retain or terminate any compensation consultants or other advisors or obtain advice of such persons in accordance with applicable federal securities laws and related rules and regulations and NASDAQ rules (including after any necessary evaluation of independence and potential conflicts of interests of such persons), to assist the Compensation Committee in evaluating any aspect of CEO, senior executive or Outside Director compensation or on any other subject relevant to its responsibilities, including direct responsibility to oversee the work and the authority to approve the fees and compensation of such consultants and advisers; the Company is required to provide appropriate funding for the payment of such fees and other compensation;

•	review insurance coverage for Directors and officers and make recommendations to the Board with respect to such insurance;

•	obtain or perform an annual evaluation of the Compensation Committee’s performance; and

•	consider and discuss with management whether compensation arrangements for Company employees incentivize unnecessary and excessive risk taking.

Pursuant to its charter, the Compensation Committee also prepares an annual report required by the rules of the Commission for inclusion in our proxy statement. This report is included below immediately following the CD&A in this proxy statement.

The ON Semiconductor Corporation Amended and Restated Plan Stock Incentive Plan (the “Amended and Restated Plan”) contemplates that pursuant to a specific written delegation of authority by the Compensation Committee, the CEO may grant awards to individuals who are not “covered employees” or subject to Section 16 of the Exchange Act to expedite the hiring process and retain talented employees. We describe the role of executive officers in determining or recommending the amount or form of executive compensation in the CD&A under “Processes and Procedures for Considering and Determining Executive Compensation — Role of Senior Management in Determining Executive Compensation.” The role that officers play in determining or recommending the amount or form of director compensation is generally consistent with that description.

The Compensation Committee has regularly and directly engaged a compensation consultant to assist in recommending the form and amount of executive and director compensation. In May of 2012, the Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) as its primary compensation consultant. The Compensation Committee has reviewed the performance of Pearl Meyer yearly since that date. Among other things, Pearl Meyer was requested to:

•	perform an executive compensation review, including a peer group review, a competitive pay assessment, a pay for performance analysis and advice on change-in-control and severance programs;

•	perform a non-employee director compensation review;

•	provide legislative and regulatory updates; and

•	provide assistance as requested in developing, negotiating and drafting senior executive employment contracts.

The Compensation Committee has considered the independence of Pearl Meyer in light of Commission rules and NASDAQ listing standards regarding compensation consultants and has concluded that the consultant’s work for the Compensation Committee has not raised any conflict of interest. Additional information regarding the Compensation Committee’s retention and use of its consultants can be found in the CD&A in “Processes and Procedures for Considering and Determining Executive Compensation — Role of Compensation Consultants” as well as other sections of the CD&A.

The Board has determined that each member of the Compensation Committee during 2015 and current member is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Compensation Committee met 7 times in 2015.

Corporate Governance and Nominating Committee.      The Corporate Governance and Nominating Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.

Our Corporate Governance and Nominating Committee has the specific purpose under its charter to:

•	assist the Board in identifying qualified individuals to become Board members;

•	assist the Board in considering and making recommendations with respect to the composition of the Board and its committees;

•	assist the Board in monitoring the process to assess Board effectiveness;

•	assist the Board in developing and implementing the Company’s corporate governance principles;

•	assist the Board in providing guidance for the Company’s Enterprise Risk Management Program; and

•

review and make recommendations to the Board regarding other matters of corporate governance as requested by the Board or otherwise determined to be appropriate by the Corporate Governance and Nominating Committee.

Among other things, our Corporate Governance and Nominating Committee has the specific responsibility under its charter to:

•	conduct an annual evaluation of the Corporate Governance and Nominating Committee and its consultants, as well as oversee the evaluations of the Board and its committees;

•

develop and periodically review criteria for director nominees, which may include without limitation specific skills, experience, other qualifications and diversity, and develop a process for the recommendation of director nominees by the Corporate Governance and Nominating Committee;

•

identify and recommend to the Board slates of director nominees for election or re-election at each annual meeting of the stockholders or for nomination to election to the Board when Board vacancies arise, consistent with the developed nomination criteria, including nominees’ qualifications, capability and availability to serve, conflicts of interest and other relevant factors;

•	make recommendations to the Board regarding director retirement age and tenure;

•	make recommendations to the Board regarding the size and composition of the Board;

•	review and make recommendations to the Board regarding committee assignments;

•	retain and terminate any search firm to be used to identify director candidates and approve fees and retention terms of any such search firm;

•	review activities of Directors with the Company or other entities that may diminish such director’s effectiveness or be inconsistent with the criteria established for Board membership;

•	subject to applicable law, consider stockholder nominations, if a stockholder complies with our director nomination procedures described in the bylaws and applicable law;

•	encourage and facilitate Directors’ continuing education;

•

develop policies and procedures for recommendation to the Board related to the succession of the CEO and other key executives, including succession planning, and review such succession planning on at least an annual basis;

•	review and oversee environmental, health and safety and corporate social responsibility related matters;

•	develop and recommend to the Board a set of corporate governance principles applicable to the Company and continue to monitor and update such principles; and

•	review the Company’s Enterprise Risk Management Program and provide guidance to the Board regarding its risk oversight responsibilities.

As noted above, the Corporate Governance and Nominating Committee is required to develop and periodically review criteria for director nominees, which may include specific skills, experience, other qualifications and diversity. We have no formal policy on the consideration of diversity in identifying director nominees, but we endeavor to have a board representing diverse experiences and in areas that are relevant to the Company’s global activities. When the Committee considers diversity, it may consider diversity of experience, skills and viewpoints, as well as traditional diversity concepts such as race or gender, as it deems appropriate.

Among other matters, the Corporate Governance and Nominating Committee may consider the following nomination criteria regarding Board membership:

•	the appropriate size of the Board;

•

a nominee’s knowledge, skills and experience, including without limitation, experience in finance and accounting, general business management, the semiconductor industry and semiconductor technology, international business, sales and marketing, corporate governance and compliance and intellectual property;

•	the needs of the Company with respect to particular skills and experience;

•	a nominee’s independence as defined in NASDAQ and Commission rules and regulations;

•	diversity;

•	a nominee’s age and tenure; and

•	the desire to balance the benefit of continuity with the periodic injection of the fresh perspectives provided by new Board members.

The Company’s goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experiences. In doing so, the Corporate Governance and Nominating Committee will also consider candidates with appropriate non-business backgrounds. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. See also, “Corporate Governance Principles — Qualifications” for a further discussion about qualifications for our Board members. Other than the foregoing, there are no stated criteria for Director nominees, although the Corporate Governance and Nominating Committee may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders. The Corporate Governance and Nominating Committee does believe it appropriate for at least one, and preferably, several members of the Board to meet the criteria for an “audit committee financial expert,” as defined by Commission rules, and to have past employment experience in finance and accounting sufficient to meet the financial sophistication rules under NASDAQ listing standards. The Corporate Governance and Nominating Committee also believes it is appropriate for certain key members of the Company’s management to participate as members of the Board.

The Corporate Governance and Nominating Committee identifies nominees by first evaluating the willingness of current members of the Board to continue service on the Board. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Corporate Governance and Nominating Committee decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Corporate Governance and Nominating Committee may engage in research to identify qualified individuals, which may include engaging a professional search firm from time to time. The Company did not retain a professional search firm during fiscal 2015 to recommend Director nominees. However, XCEO, as a third party, provides information to the Board free of charge to assist in identifying and evaluating potential candidates. Pursuant to its charter, if a stockholder complies with the Director nomination procedures described in the bylaws, the Corporate Governance and Nominating Committee will consider that nomination and will evaluate the stockholder nomination in the same manner as it evaluates other nominees. For a description of the procedure for stockholder nominations, see “Miscellaneous Information — Stockholder Nominations and Proposals” below.

The Board has determined that each member of the Corporate Governance and Nominating Committee during 2015 and current member is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ. The Corporate Governance and Nominating Committee met 8 times in 2015.

Executive Committee.   The Executive Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com.

Our Executive Committee has the specific purpose under its charter to:

•

exercise between meetings of the Board all the delegable powers and authority of the Board regarding the management of the business affairs of the Company to the extent not expressly prohibited and not separately delegated to other committees of the Company, and subject to applicable restrictions and limitations.

As set forth in its charter, the Executive Committee does not have the power, among other things, to:

•	amend or repeal any resolution of the Board which by its express terms is not so amendable or repealable;

•	appoint or remove the Chairman of the Board, the President or the CEO; or

•

appoint other committees of the Board or the members of such committees or amend or revise their duties and responsibilities or their charters (the Executive Committee may, however, appoint and delegate to subcommittees as permitted under applicable law).

The Executive Committee met 5 times in 2015.

Other Committees.   In February 2011, the Company established two additional Board committees: the Integration Oversight Committee; and the Science and Technology Committee. The Integration Oversight Committee oversees integration activities of acquisitions for which Board approval is required and any other acquisition for which the Board deems this level of oversight appropriate. The Science and Technology Committee advises the Board as to the scope, health, direction, quality, investment levels and execution of the Company’s technology strategies. Each of the Integration Oversight Committee and the Science and Technology Committee met 4 times in 2015.

The Board, from time to time, has deemed it desirable and in the best interest of the Company to form various special committees and independent committees.

Compensation of Directors*

Name (a)	Fees Earned or Paid in Cash ($) (1)(b)	Stock Awards ($) (2) (c)	Option Awards ($) (3)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Atsushi Abe	90,000	195,002	0	0	0	0	285,002
Alan Campbell	29,246	160,934	0	0	0	0	190,180
Curtis J. Crawford	85,210	195,002	0	0	0	0	280,212
Gilles Delfassy	24,905	156,212	0	0	0	0	181,117
Bernard L. Han	28,084	0	0	0	0	0	28,084
Emmanuel T. Hernandez	90,000	195,002	0	0	0	0	285,002
Keith D. Jackson (4)	--	--	--	--	--	--
Paul A. Mascarenas	66,916	195,002	0	0	0	0	261,918
J. Daniel McCranie	155,316	195,002	0	0	0	0	350,318
Daryl Ostrander	75,000	195,002	0	0	0	0	270,002
Teresa M. Ressel	82,095	195,002	0	0	0	0	277,097

*

This table includes compensation for 2015 for all persons who served as Directors at any time during 2015. As described above, Mr. Han did not stand for reelection at the 2015 Annual Meeting and his term expired effective as of the date of the 2015 Annual Meeting. Mr. Campbell was elected to the Board effective as of August 4, 2015, and Mr. Delfassy was elected to the Board effective as of August 13, 2015. Changes in Committee service during 2015 are described above under the heading “Committees of the Board.”

(1)

This column includes annual retainer fees earned for 2015 regardless of when paid. For additional information about compensation paid to Directors see “Compensation of Directors — Discussion of Director Compensation” below. Compensation for service on Committees is prorated for the number of days served on the Committees in the applicable capacities. See “Committees of the Board” above.

(2)

This column includes the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to the awards of fully vested stock made in 2015. The 2015 awards are described below under “Discussion of Director Compensation — Equity Compensation” and consisted of an annual grant for all Directors except for Mr. Jackson and a stub period grant for Messrs. Campbell and Delfassy to reflect the period of the time they served on the Board. The grant date fair value is the closing price ($13.09 for the annual grant and $10.47 for the stub period grant) on the date of grant (June 1, 2015 for the annual grant and September 8, 2015 for the stub period grant) for stock grant awards to each outside Director. As of December 31, 2015, the Directors (other than Mr. Jackson) did not hold unvested stock awards other than options described in footnote 3 below. With respect to Mr. Jackson, see footnote 4 below.

(3)

No option awards were made to Outside Directors during 2015. With respect to Mr. Jackson, see footnote 4 below. As of December 31, 2015, the following Directors held stock options (vested and non-vested) to purchase common stock in the following amounts: Mr. Abe — 20,000; Mr. Campbell – 0; Mr. Crawford — 0; Mr. Delfassy – 0; Mr. Han – 0; Mr. Hernandez — 0; Mr. Mascarenas - 0; Dr. Ostrander — 20,000; Ms. Ressel – 20,000.

(4)

Mr. Jackson is a Named Executive Officer and his compensation is set forth below in the Summary Compensation Table. Mr. Jackson did not receive any compensation in connection with his service as a Director.

Discussion of Director Compensation.   The Compensation Committee regularly reviews the compensation payable to Outside Directors. See “The Board of Directors and Corporate Governance — Committees of the Board — Compensation Committee” for a description of the authority of the Compensation Committee. In reviewing Board compensation practices, the Compensation Committee is advised by its outside consultants from time to time. In May 2015, Pearl Meyer provided the Board with an analysis of Outside Director compensation, including a review of director compensation of a peer group. Acting on this report and the recommendations therein, in May 2015, the Compensation Committee adopted the compensation program for our Directors as described below.

Retainers.  Under the Director compensation program in 2015, the annual cash retainers are as follows (no change from 2014 except as described below):

•	to the Chairman of the Board, $140,000 per year, increased from $115,000 per year, which amount includes $60,000 payable to all Outside Directors;

•	to Outside Directors, $60,000 per year;

•	to the Chair of the Audit Committee, $25,000 per year;

•	to the non-Chair members of the Audit Committee, $12,500 per year;

•	to the Chair of the Compensation Committee, $15,000 per year;

•	to the non-Chair members of the Compensation Committee, $7,500 per year;

•	to the Chair of the Corporate Governance and Nominating Committee, $10,000 per year;

•	to the non-Chair members of the Corporate Governance and Nominating Committee, $5,000 per year;

•	to the Chair of the Science and Technology Committee, $10,000 per year;

•	to the non-Chair members of the Science and Technology Committee, $5,000 per year;

•	to the Chair of the Integration Oversight Committee, $10,000 per year; and

•	to the non-Chair members of the Integration Oversight Committee, $5,000 per year.

Annual cash retainers are paid quarterly in arrears and will be pro-rated based upon the period of time that a Director has served on the Board or a committee of the Board, as applicable.

Equity Compensation.  Under our Director Compensation program, each Outside Director is to receive an annual award of fully-vested stock with a value equal to approximately $195,000, rounded up or down such that only whole shares are issued. The annual grant, based on the closing price of our stock on June 1, 2015 ($13.09), the effective date of the grant, resulted in a grant of 14,897 shares to each then serving Outside Director. Additionally, stub period grants in the form of fully-vested stock with values equal to approximately $160,934 and $156,212, based on the closing price of our stock on September 8, 2015 ($10.47), the effective date of the grant, resulted in a grant of 15,371 shares to Mr. Campbell and 14,920 shares to Mr. Delfassy. The 2015 grants were made under the Amended and Restated Plan. Under our Director compensation program, should a Director be appointed after the date of the annual grant, the award amount would be prorated based on the period of the year during which the Director serves. As Mr. Campbell joined the Board on August 4, 2015, and Mr. Delfassy joined the Board on August 13, 2015 the stock awards received on September 8, 2015 reflect the period of time served on the Board.

Other.  We reimbursed Outside Directors for reasonable expenses incurred to attend Board and Committee meetings and to perform other relevant Board duties. Employee Directors do not receive any additional compensation for their services as a member of the Board.

Majority Voting for Directors

On February 16, 2012, the Board adopted an amendment to our bylaws and Corporate Governance Principles to change the way our Directors are elected. Except as otherwise provided in the bylaws, each Director is now elected by the vote of the majority of the votes cast with respect to that Director’s election at any meeting for the election of Directors at which a quorum is present. However, if, as of the tenth day preceding the date we first mail the notice of such meeting to our stockholders, the number of nominees exceeds the number of Directors to be elected (a “Contested Election”), the Directors shall be elected by the vote of a plurality of the votes cast. A majority of votes cast means that the number of votes cast “for” a Director’s election exceeds the number of votes cast “against” that Director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that Director’s election).

In the event an incumbent Director fails to receive a majority of the votes cast in an election that is not a Contested Election, the incumbent Director must promptly tender his or her resignation to the Board. The Corporate Governance and Nominating Committee, or such other committee designated by the Board for this purpose, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent Director, or whether other action should be taken. The Board must act on the resignation, taking into account such committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the Commission) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision, within 90 days following certification of the election results. The Corporate Governance and Nominating Committee in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant.

If the Board accepts a Director’s resignation pursuant to these provisions, or if a nominee for Director is not elected and the nominee is not an incumbent Director, then the resulting vacancy may be filled by vote of a majority of the Directors then in office pursuant to Article NINTH, Section 2 of our Certificate of Incorporation.

Other Board Matters

Board Leadership Structure.   We currently separate the roles of CEO and Chairman of the Board to align the Chairman role with our independent Directors and to further enhance the independence of the Board from management. Our Chairman works closely with our CEO and General Counsel to set the agenda for meetings, facilitate information flow between the Board and management, and gain the benefit of the CEO’s Company-specific experience, knowledge and expertise.

The Board’s Role in Risk Oversight.   While management is responsible for the day to day management of risk, the Board plays an ongoing and active role in the oversight of risk. The Board, both directly and through its committees, carries out its oversight responsibilities by regularly reviewing and discussing with management areas of material risk to the Company, which may include financial risks, legal and regulatory risks, operational risks and strategic risks, along with key risk areas within each of those risk categories. The Board also reviews with management, as appropriate, mitigation measures being taken to address such risks. While the Board has primary responsibility for risk oversight, the Board’s committees support the Board by regularly addressing risks in their respective areas of oversight. Specifically, the Audit Committee charter requires the Audit Committee to discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies as they related to the Audit Committee’s responsibilities. In designing our compensation programs and structuring awards, the Compensation Committee considers the likelihood of undue risk taking and the impact that such compensation decisions may have on the Company’s risk profile. Its charter requires it to consider and discuss with management whether compensation arrangements for Company employees incentivize unnecessary and excessive risk taking. The Integration Oversight Committee and Science and Technology Committee charters also require each committee to review the Company’s risk exposure relating to its respective functions and, in the case of the Corporate Governance and Nominating Committee, to provide guidance to the Board regarding its overall risk oversight responsibilities. The Chairman of the relevant committee then reports on risk discussions to the full Board to the extent appropriate.

As part of its review of the Company’s material areas of risk, the Board has semiannual strategy and planning meetings at which business plans and proposals for the Company and various units or groups within the Company are presented and discussed. Comprehensive risk analysis is a significant part of such planning. At quarterly Board meetings, business unit leaders, and the heads of certain administrative function groups, report to the Board or the appropriate committee regarding status. These reports include risk evaluation and assessment as a matter of course. For example, internal audit presents quarterly reports to the Audit Committee that include analysis of financial and regulatory risk. Specific risks are addressed appropriately as and when they are identified. At least annually, the Board reviews how risk is being managed and reported to the Board and its committees, along with areas where the Board would like additional analysis or discussion.

The oversight and management of risk within the Company is guided through a continuously evolving and maturing Enterprise Risk Management (“ERM”) program. The goal of ON Semiconductor’s ERM program is to systematically, consistently, and effectively identify, evaluate, prioritize, and manage key risks affecting the Company. The ERM program framework is designed to ensure that executive management and the Board of Directors have a thorough understanding of risks and opportunities associated with the execution of ON Semiconductor’s strategic plans within the business environment in which the Company operates. Following the appointment of a Chief Risk Officer and ERM Program Director in late 2014, the Company dedicated more resources to enterprise risk management, including the training of Risk Champions across all functional areas. Risk Champions serve as subject matter experts and liaisons between the individual groups and ERM program governance. The Board and management now regularly review the ERM program framework, the Company’s risk appetite, and the top risks facing the Company. During 2015, the Company made program enhancements to improve the identification and prioritization of enterprise risks across the Company, and to effectively communicate these risks, and planned mitigation actions, to officers and the Board of Directors. Particular attention was given this past year to further integrate ERM concepts into the annual Strategic Planning Process. The CEO reports annually to the Board on the overall ERM program status and development, and more frequently as to the progress of ongoing enhancements to the ERM program.

For additional information regarding risk considerations in setting compensation for our Named Executive Officers, see “Compensation Discussion and Analysis — Processes and Procedures for Considering and Determining Executive Compensation — Risk Analysis” below.

Corporate Governance Principles

The ON Semiconductor Corporation Corporate Governance Principles were originally adopted by the Board in 2003 and last amended on May 20, 2015 (“Principles”). These Principles provide guidance for all types of corporate governance matters and are available on our website at www.onsemi.com. Among other matters, the Principles include the following items:

The Role of Board and Management.   Our business is conducted by our employees and officers, under the direction of the CEO and the oversight of the Board, to enhance the long-term value of the Company for its stockholders. Both our Board and management recognize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties, including employees, recruits, customers, suppliers, creditors, ON Semiconductor communities, government officials and the public at large.

Functions of the Board.   The Board has at least four regularly scheduled meetings a year at which it reviews and discusses reports by management on our performance, plans and prospects and immediate issues facing the Company. The Board may choose to schedule additional meetings in accordance with our bylaws. In addition to general oversight of management, the Board, acting directly or through its various committees, also performs specific functions, including, among other things: (i) selection, evaluation and compensation of the CEO and other senior management and overseeing CEO succession planning; (ii) reviewing and monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions; (iii) providing oversight for the Company’s Enterprise Risk Management Program, including the establishment of corporate risk appetite parameters and management’s implementation of processes for assessing and managing risks affecting the Company; (iv) ensuring that processes are in place for maintaining the integrity of the Company, financial statements, compliance with law and ethics, relationships with customers and suppliers, and relationships with other stakeholders; and (v) performing such other functions as are prescribed by law.

Qualifications.  Directors should possess the highest personal and professional ethics, integrity and values, and be committed to serving on the Board for an extended period of time. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a board representing diverse experiences, and in areas that are relevant to the Company’s global activities. See “The Board of Directors and Corporate Governance — Committees of the Board — Corporate Governance and Nominating Committee” above, regarding the qualifications we seek in our Directors. Directors are expected to limit the number of boards of public or private companies on which they serve (including the Company’s Board, but excluding non-profits and subsidiaries of such companies) to no more than four for Outside Directors and no more than two for Directors holding management positions at the Company, taking into account a Director’s attendance, participation and effectiveness on these boards. The number of audit committees on which the members of the Company’s Audit Committee may sit concurrently shall be reviewed from time to time by the Corporate Governance and Nominating Committee. In addition, after a Director reaches the age of 75, the Board shall not, under any circumstances, nominate such Director for re-election and such Director shall not stand for reelection.

Independence of Directors.   We will seek to have, at a minimum, a sufficient number of independent Directors to comply at all times with relevant and applicable Commission, NASDAQ and other rules and regulations.

Board Committees.  See “The Board of Directors and Corporate Governance — Committees of the Board” above, for information regarding committees established by the Board.

Self-Evaluation.   The Board will perform an annual self-evaluation, in order to provide its assessment of the effectiveness of the Board. Each of the Board’s committees will also perform an annual self-evaluation to assist the committees and the Board in evaluating the performance and effectiveness of such committees. The Corporate Governance and Nominating Committee is charged with overseeing the evaluation of the Board and its committees.

Compensation of the Board.     The Compensation Committee has the responsibility for recommending to the Board compensation and benefits for Outside Directors. The Board has delegated responsibility for determining Outside Director compensation to the Compensation

Committee pursuant to its charter. In determining compensation and benefits, the Compensation Committee is guided by three goals: (i) compensation should fairly pay Directors for work required in a public company of our size and scope; (ii) compensation should align Directors’ interests with the long-term interests of stockholders; and (iii) the structure of the compensation should be simple, transparent and easy for stockholders to understand. Generally, the Compensation Committee believes that these goals will be served by compensating Outside Directors with cash and/or equity-based awards.

Directors’ and Officers’ Stock Ownership and Retention Guidelines.    In order to align Directors’ and officers’ interests and objectives with those of stockholders and further promote the Company’s longstanding commitment to sound corporate governance, the Company has established the following guidelines for Company stock ownership and retention:

Stock Ownership Guidelines for Non-Employee Directors

Holding Requirement

5x the base annual retainer fee applicable to all non-employee directors. The holding requirement is based on (a) the retainer fees in effect as of, and the average closing price of the Company’s common stock on NASDAQ for the 365-day period prior to, November 20, 2014 for Directors serving on that date and (b) the retainer fees in effect as of, and the average closing price of the Company’s common stock on NASDAQ for the 365-day period prior to, the date of commencement of service on the Board for Directors who are elected or appointed after November 20, 2014. Once established, the guideline will generally not change as a result of changes in the annual retainer fee or fluctuations in the Company’s stock price.

Time Period to Meet Holding Requirement	Within 4 years of joining the Board.

Additional Holding Requirements

At any time when the ownership guideline is not met, a Director is also required to retain at least half of the net shares of Company stock or equity-based awards received, until such ownership guideline is met. Net shares of Company stock are those shares that remain after shares are sold or netted to pay the exercise price of stock options, if applicable, and withholding taxes.

Qualifying Shares	Stock that qualifies towards satisfaction of these stock ownership guidelines for Directors includes:

	●	Shares purchased on the open market;
	●	Shares obtained through exercises of stock options granted by the Company;
	●	Vested stock units from restricted stock units (whether time- based or performance-based), or other equity-based awards, granted by the Company; and
	●	Shares owned jointly with, or separately by, a spouse and/or minor children.

Remedy for Failure to Meet Requirement Within the Applicable Time Period	If a Director fails to comply with the ownership and retention guidelines, the Chairman of the Board will meet with the relevant Director to formulate an individualized and structured plan to ensure compliance. Notwithstanding the preceding, if the Director continues to fail to comply within the specified time period allotted within the individualized plan, the Director will not be eligible to stand for re-election at the next stockholder meeting at which that Director’s class is up for re-election.

Stock Ownership Guidelines for Senior Officers

Holding Requirement
For CEO	6x annual base salary
For Executive Vice	3x annual base salary
Presidents
For Senior Vice	1x annual base salary
Presidents
The holding requirement is based on (a) the annual base salary of the officer in effect as of, and the average closing price of the Company’s common stock on NASDAQ for the 365-day period prior to, November 20, 2014 for officers serving on that date and (b) the annual base salary in effect as of, and the average closing price of the Company’s common stock on NASDAQ for the 365-day period prior to, the date of hire or promotion for officers who become subject to the guidelines or a higher level within the guidelines after November 20, 2014. Once established, the guideline will generally not change as a result of changes in the annual base salary or fluctuations in the Company’s stock price.
Time Period to Meet Holding Requirement
CEO	5 years from the date of hire or promotion
Executive Vice	5 years from the date of hire or promotion
Presidents
Senior Vice Presidents	3 years from the date of hire or promotion
Additional Holding Requirements	Any time when the ownership guideline is not met, such officers are also required to retain at least half of the net shares of Company stock or equity-based awards received, until such ownership guideline is met.
Qualifying Shares	Stock that qualifies towards satisfaction of these stock ownership guidelines for officers includes:
● Shares purchased on the open market;
● Shares obtained through exercises of stock options granted by the Company;
● Vested stock units from restricted stock units (whether time- based or performance-based), or other equity-based awards, granted by the Company;
● Shares obtained through the Company’s 2000 Employee Stock Purchase Plan (“2000 ESPP”); and
● Shares owned jointly with, or separately by, a spouse and/or minor children.

Remedy for Failure to Meet Requirement Within the Applicable Time Period	If an officer fails to comply with these stock ownership and retention guidelines, the CEO will meet with the relevant officer to formulate an individualized and structured plan to ensure compliance.

The Board may, from time to time, with the assistance of the Compensation Committee, reevaluate and revise a Director’s or officer’s guidelines to give effect to material changes in the Company’s common stock price or capitalization. These guidelines may be waived for Directors and officers, at the discretion of the Compensation Committee, if compliance would create severe hardship or for other good reasons. It is expected that these instances will be rare.

Other Matters.      The Principles include a discussion of Board size and selection, the determination of the Board agenda, the process available for reporting concerns to the Audit Committee relating to our accounting and auditing matters, access to senior management and independent advisors, and other matters typical of boards of directors of other publicly traded semiconductor or peer companies.

Code of Business Conduct

We have adopted a broad Code of Business Conduct (“Code of Conduct”) for all of our Directors, officers and employees that we believe satisfies the standards promulgated by the Commission and NASDAQ. The Code of Conduct is available free of charge on our website at www.onsemi.com. To receive a copy, you may also write to our Investor Relations Department, ON Semiconductor Corporation, 5005 East McDowell Road, M/D-C302 Phoenix, Arizona 85008, call our Investor Relations at (602) 244-3437, or email your request to investor@onsemi.com.

Compliance and Ethics Program

We have a Compliance and Ethics Program designed to prevent and detect violations of the Code of Conduct, other standards of conduct and the law. A major goal of the Compliance and Ethics Program is to promote an organizational culture that encourages ethical conduct and a commitment to compliance with the law. In this regard, we have established avenues for parties external to the Company to raise compliance and ethics concerns to our Chief Compliance and Ethics Officer with respect to our employees, Directors and third parties doing business with the Company. If you have a concern of this nature, you may report it anonymously (or on a non-anonymous basis) by: (1) calling the Compliance and Ethics Hotline (subject to local legal requirements) at the following numbers: U.S. and Canada: 1-800-243-0186; Japan (one of the following, depending on service provider): 00-539-1111, 0034-811-001, 00-663-5111, followed by 1-800-243-0186; China (one of the following, depending on service provider): 10-800-711-1354, 10-800-110-1275; Hong Kong: ###-##-####; South Korea: 00308-13-2994; Slovenia: 080081634; Thailand: 001-800-11-003-1255; and Other Locations: AT&T country access code + 800-243-0186 (you can contact the ON Semiconductor Law Department for a list of AT&T access codes by country); (2) visiting the Ethics Hotline website at www.hotline.onsemi.com; (3) calling our Chief Compliance and Ethics Officer at (602) 244-5226; (4) mailing a note to the ON Semiconductor Chief Compliance and Ethics Officer at ON Semiconductor Law Department, M/D-A700, 5005 East McDowell Road, Phoenix, Arizona 85008; or (5) emailing a note to our Chief Compliance and Ethics Officer at sonny.cave@onsemi.com.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The purpose of this CD&A is to provide material information about our compensation objectives and policies and to explain and put into context the material elements of the disclosure that is contained in this proxy statement with respect to the compensation of our Named Executive Officers. For 2015, our Named Executive Officers were:

•	Keith D. Jackson, President and CEO

•	Bernard Gutmann, Executive Vice President, Chief Financial Officer and Treasurer

•	William A. Schromm, Executive Vice President and Chief Operating Officer

•	Paul E. Rolls, Executive Vice President, Sales and Marketing

•	Mamoon Rashid, Senior Vice President and General Manager, System Solutions Group

Executive Summary

2015 Financial Highlights.   Company Highlights for the year ended December 31, 2015 are:

•	Total revenues of approximately $3,495.8 million

•	Gross margin of approximately 34.1%

•	Net income of $0.48 per diluted share

•	Cash and cash equivalents of $617.6 million

•	Issued $690.0 million of the 1.00% Convertible Senior Notes due 2020

•	Amended our senior revolving credit facility, increased the borrowing capacity to $1.0 billion and reset the five year maturity

•	Completed the repurchase of approximately 30.4 million shares of common stock under our previously announced share repurchase program

•	Announced the acquisition of Fairchild Semiconductor International, Inc. for $2.4 billion in cash

2015 Compensation Actions.    We undertook the following general actions in 2015 relating to compensation for our Named Executive Officers:

•	We granted certain increases in base salary that were effective in July 2015.

•	We adjusted the design of our cash incentive bonus program to include goals based solely on adjusted non-GAAP earnings per share (“Adjusted EPS”).

•

We adjusted the design of our annual long-term equity awards to more closely align with shareholder advisory firm preferences and market practices and to drive continued performance. As in 2014, we made equity grants in the form of time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PBRSUs”) with goals based on Adjusted EBITDA (as defined below). However, we extended the performance period for the PBRSUs from 12 to 18 months.

•

As in 2014, we included a multiplier component to the PBRSU grant for 2015 in order to further focus certain employees on increasing market share and revenue. The multiplier gave certain employees, including our Named Executive Officers, the opportunity to earn up to two times their PBRSU grant for meeting or exceeding certain market share growth and revenue growth goals.

Highlights of our compensation practices and policies for 2015 Named Executive Officer compensation include:

•	Our executive officers have stock ownership requirements that are designed to align their interests with those of our stockholders.

•	Our long-term equity incentives vest over a period of three years to ensure that our executives maintain a long-term view of stockholder value.

•	We design our compensation policies and practices so that they do not pose a material risk to us.

•	We provide only limited perquisites to our executives.

•	We do not allow our executives to hedge their exposure to ownership of, or interest in, our stock or to engage in speculative transactions with respect to our stock.

•

We do not allow our executives to pledge or margin our stock, although transactions in effect as of September 2012 are grandfathered. Grandfathered transactions cannot be renewed or extended beyond their then current termination dates or expanded to cover additional Company securities. None of our Named Executive Officers have pledged or margined any of our common stock.

•	Our change of control agreements do not contain single triggers or excessive benefits. There are no excise tax provisions in the employment agreements for our Named Executive Officers.

•	There are no tax gross-ups on any perquisites other than standard relocation benefits that are available to all employees.

•

The Company has followed a responsible approach to equity-based compensation in the past. The Company’s three-year adjusted average annual burn rate, as of December 31, 2015, is 2.4%, approximately one-third of ISS Corporate Services’ applicable burn rate cap of 7.01% for our industry. The adjusted number reflects that ISS Corporate Services considers full-value awards (RSUs, restricted stock, performance shares, performance share units and stock grant awards) to be more valuable than stock options. The adjustment is made based on the Company’s annual stock price volatility, such that one full-value award will count as 2.5 option shares. The Company’s three-year unadjusted average annual burn rate, as of December 31, 2015, is 1.10%. The unadjusted amount is based on (a) the sum of options granted, stock grant awards, RSUs, restricted stock awards and PBRSUs granted divided by (b) weighted average shares outstanding.

Stockholder Approval of our Compensation Decisions.      At the 2015 annual meeting of stockholders, the Company’s stockholders approved the advisory (non-binding) vote on executive compensation by approximately 98.5% of the votes cast. The Compensation Committee considers this vote a validation of its approach to executive compensation and generally has continued its compensation processes and philosophy in making 2015 executive compensation decisions.

CEO Realizable Pay versus Pay Opportunity

A key component of our compensation philosophy is the link between compensation and both overall business results and individual performance. We strive to clearly communicate this alignment in our annual proxy reports, and determined that looking at realizable pay versus pay opportunity can illustrate this point more effectively when compared against stockholder value creation.

Many of the disclosures required in this report concerning CEO compensation discuss pay elements that may be earned by the CEO. Realizable pay, on the other hand, more closely considers actual earnings based on performance. For this purpose, we use the following definitions:

•

Pay opportunity represents the sum of salary, target cash bonus opportunity for each fiscal year, the grant date fair value of stock options granted in the fiscal year, the grant date fair value of RSUs and/or PBRSUs granted in the fiscal year, and all other compensation paid to or on behalf of the CEO.

•

Realizable pay represents the sum of salary; actual cash bonus paid for each fiscal year; the “in the money” value of any stock options granted in the fiscal year; as of the fiscal year end; RSUs and unvested and outstanding PBRSUs granted during the fiscal year and valued as of the fiscal year end; any PBRSUs earned in the fiscal year valued as of the fiscal year end; and all other compensation paid to or on behalf of the CEO.

The chart below indicates Mr. Jackson’s realizable pay compared to his pay opportunity and the corresponding year end stock price. In evaluating this information, note that there is an inherent lag in any attempt to align pay and performance due to the fact that pay decisions for any year are based upon metrics and performance data from prior years.

Mr. Jackson’s realizable pay was well below his pay opportunity in 2013. Due to improved business results and aggressive market share growth in 2014 and 2015, Mr. Jackson’s realizable pay exceeded pay opportunity, reflecting the 23% and 19% increase in stock price when compared to 2013, which demonstrates alignment of his realizable compensation with stockholder interests.

CEO Realizable Pay for Performance Relative to Peer Group

In the course of reviewing our overall executive compensation program for 2015, Pearl Meyer reviewed the relationship between realizable total direct compensation (“TDC”) and our performance for the three fiscal years ended December 31, 2014. This time period was selected because it was most closely aligned with the compensation information available for our peer group companies over the corresponding period. For a discussion of our peer group companies, see “Processes and Procedures for Considering and Determining Executive Compensation — Use of Market Data” below in this CD&A.

This review was conducted to understand the degree of alignment between realizable TDC delivered to the CEO during the period and our performance relative to our peer group. For purposes of this review, Company performance is defined as total shareholder return (“TSR”). Realizable TDC is defined as the sum of:

•	Actual base salaries paid over the three-year period;

•	Actual short-term incentives (bonuses) paid over the three-year period;

•	“In-the-money” value as of December 31, 2014 of any stock options granted over the three-year period;

•	The value as of December 31, 2014 of any restricted shares or RSUs granted over the three-year period; and

•	Payouts of cash-based long-term incentive plans and the value as of December 31, 2014 of any PBRSUs earned over the three-year period.

The chart below illustrates the percentile ranking of our 3-year TSR and the CEO’s realizable TDC. The CEO’s realizable TDC was within an “alignment corridor” representing a reasonable alignment in terms of TSR performance and magnitude of realizable pay. The Compensation Committee believes this demonstrates an appropriate alignment between our compensation program outcomes and Company performance.

Compensation Philosophy and Guiding Principles

Our Compensation Committee is responsible for setting our compensation philosophy and guiding principles and for monitoring their effectiveness. The principal objective of our compensation programs is to attract, retain and motivate highly talented individuals who will deliver competitive financial returns to our stockholders in the short term while also accomplishing our long-term plans and goals. We believe that this philosophy should apply to all our employees, with a more significant level of variability and compensation generally at risk as an employee’s level of responsibility increases. Our compensation philosophy is focused on the following core principles:

Market or Peer Company Comparison.  Our Compensation Committee, with the assistance of independent consultants, analyzes market compensation data in the design and implementation of our compensation programs. Our compensation programs must be competitive with those of our peer companies in order to retain our senior executives. As a general rule, we target the market median (50th percentile) for compensation and above the median for exceptional performance, although we may also deviate from the market median due to other factors. The Company considers other semiconductor and high-technology companies as its market and generally utilizes survey or peer company data in these sectors to analyze the competitiveness of compensation design.

Pay for Performance.  A portion of compensation should be tied to an individual’s performance, both to incentivize goal-oriented performance and to reward individual contributions to our performance.

Alignment with Stockholder Interests.  Achieving acceptable and expected corporate results and performance are a necessary condition for our executives to realize targeted levels of compensation, particularly with respect to variable pay and long-term incentives. We believe that basing a component of compensation on corporate results and performance aligns employee interests with stockholder interests. In addition, the use of stock incentives further aligns executives’ interests with those of our stockholders.

Retention.     Our compensation program is designed to attract and retain highly talented individuals critical to our success by providing competitive total compensation with retentive features. For instance, we enter into employment agreements with our Named Executive Officers and other senior executives, which typically contain severance and change of control arrangements. In addition, our stock-based awards are designed to retain our officers and other employees, while also accomplishing our other compensation goals and objectives.

Purpose of Compensation

We design our compensation programs to retain valued employees and reward performance, both individual and corporate, with the goal of delivering a competitive rewards package comprised of base pay, variable pay, long-term incentives and other benefits. Taking into account salary and short and long-term incentives, but exclusive of other benefits described in the Summary Compensation Table below in this proxy statement, approximately 86% of our CEO’s total direct compensation is determined based on the achievement of the Company’s performance, and, on average, approximately 76% of our other Named Executive Officers’ total direct compensation is also based on the Company’s performance.

STI:  Short-term incentive

LTI:  Long-term incentive

Annual incentives in our compensation program are cash-based. Annual incentives are intended to promote superior operational performance, disciplined cost management, and increased productivity and efficiency that contribute significantly to positive results for our stockholders. Long-term incentives in our compensation program are stock-based. The aim of the long-term incentives is to motivate long-term performance while promoting key employee retention. The long-term incentive grants also afford the officer the opportunity to increase stock ownership, which aligns the officer’s interest with that of our stockholders and assists the officer in complying with our stock ownership guidelines. For a description of our stock ownership guidelines, see “Other Matters Relating to Executive Compensation — Stock Ownership Guidelines and Retention Requirements for Officers” below in this CD&A.

While our emphasis in determining the total reward package for each Named Executive Officer is on performance incentives, a competitive compensation program must also have elements that are not solely performance-based in order to enable us to attract and retain talented executives. We consider peer group and market practices in determining the appropriate level of non-performance related elements, such as benefits and perquisites, that is consistent with our performance objectives and peer group practices.

Processes and Procedures for Considering and Determining Executive Compensation

Among other responsibilities, our Compensation Committee is primarily responsible for monitoring, annually reviewing, and approving the goals and objectives relevant to our compensation programs for our Named Executive Officers, including the CEO, and for establishing compensation for these officers.

Role of Compensation Consultants.      In determining compensation, the Compensation Committee considers information and advice provided by its independent consultants. The Compensation Committee has engaged Pearl Meyer as its consultant. The Compensation Committee believes that Pearl Meyer has the necessary skills, knowledge, expertise and experience, including experience with technology companies, as well as the resources available to provide a comprehensive approach to executive and director compensation planning, strategy and governance. Pearl Meyer provides advice related to executive and non-employee director compensation as requested, including an annual analysis of executive compensation compared to peer company practice and data.

In late 2014, Pearl Meyer conducted an executive compensation study covering 16 executives and made recommendations regarding changes to compensation design for the 2015 program. We may refer to this study as the “Pearl Meyer report.” Pearl Meyer also participates in Compensation Committee meetings, makes proposals for compensation adjustments, advises and provides comparator group data on compensation for newly appointed officers, and provides other back-up information and analysis of compensation matters as requested.

The Compensation Committee consultant may also assist in preparing agendas for Compensation Committee meetings and provide input on management materials and recommendations in advance of Compensation Committee meetings to identify and resolve or minimize differences in advance of such meetings. While the Compensation Committee considers the advice and recommendations of its independent consultants, ultimately, the Compensation Committee’s decisions about executive compensation programs, including the specific amounts paid to executive officers, are its own.

Role of Senior Management in Determining Executive Compensation.   The Compensation Committee made all compensation decisions related to our Named Executive Officer compensation in 2015. However, our CEO and other senior officers regularly provide information and recommendations to the Compensation Committee on:

•	the performance of the executive officers, the design, structure and components of our compensation programs and of specific grants,

•	appropriate levels of compensation, including equity grants, and

•	the targets for corporate and business-unit performance or other goals for our incentive programs and stock-based awards.

The senior officers also assist the Compensation Committee in determining the level of achievement of the performance targets underlying performance-based awards and incentives and provide other information specifically requested by the Compensation Committee from time to time. The senior officers also provide information to the compensation consultants, as appropriate, at the request of the Compensation Committee or such consultants, and work with such consultants to develop relevant information and proposals for executive compensation planning and implementation. With respect to the compensation of the CEO, the independent consultant works directly with the Compensation Committee. The Compensation Committee does not seek, nor does management provide, recommendations from or decisions by management concerning the level of CEO compensation.

Use of Market Data.  In general, the Compensation Committee targets the market median based on peer group or other survey data for total compensation of our executive officers, recognizing that critical skill sets, performance, retention concerns, or other considerations may justify pay levels above or below the median. The Compensation Committee also considers comparison data, among other things, in determining the individual elements of our compensation programs and how to allocate between cash and non-cash compensation and between short-term and long-term incentive compensation. Although the peer company or other survey data is a starting point and a significant factor in the Compensation Committee’s compensation determinations, it is not the only factor. See “Other Factors” below in this CD&A.

In setting 2015 compensation for our Named Executive Officers, the Compensation Committee used data provided in the Pearl Meyer report to assist in structuring the compensation packages. From time to time, we also use compensation survey data specific to the semiconductor industry obtained from third-party survey companies (e.g., AON/Radford) and not prepared specifically for us.

In 2014, after considering the recommendation of Pearl Meyer, the Compensation Committee approved changes to the peer group based on peer criteria including:

•	revenue between $1.6 billion and $6.5 billion, which is approximately 0.5 to 2 times the Company’s then projected annual revenue of $3.2 billion as of June 30, 2014;

•	market capitalization between $1.3 billion and $12 billion, which is approximately 0.33 to 3 times the Company’s market capitalization of $4 billion as of June 30, 2014; and

•	other semiconductor companies that are direct competitors of the Company.

Based on these criteria, it was determined that the peer group would consist of Advanced Micro Devices, Inc., Altera Corporation, Analog Devices, Inc., Atmel Corporation, Avago Technologies Ltd., Fairchild Semiconductor International, Inc., Freescale Semiconductor, Ltd., Marvell Technology Group Ltd., Maxim Integrated Products, Inc., Microchip Technology Inc., NVIDIA Corporation, Skyworks Solutions Inc., Vishay Intertechnology, Inc., and Xilinx, Inc. LSI Corporation was dropped from the comparator group as a result of its acquisition by another company in 2014.

Information provided by Pearl Meyer comparing certain Company information to the 25th percentile, 50th percentile, 75th percentile and average of the peer group follows:

	Revenue ($000) (1)	Market Capitalization ($000) (2)	Enterprise Value ($000) (3)
Peer Group 25th Percentile	$1,961	$4,736	$4,606
Peer Group 50th Percentile	$2,436	$9,231	$8,718
Peer Group 75th Percentile	$3,419	$10,753	$11,214
Peer Group Average	$2,835	$8,790	$8,159
ON Semiconductor	$3,228	$4,031	$4,367

(1)

Generally, reflects trailing twelve months as of June 30, 2014; Company revenue reflects trailing twelve months as of the first quarter of 2014 plus an additional $400 million from the acquisition of Aptina, Inc. in August 2014.

(2)	As of June 30, 2014
(3)	As of June 30, 2014

In evaluating the competiveness of compensation, the Pearl Meyer report compared senior executives to their functional matches (e.g., CFO is compared to comparator company CFOs). The report included information on each executive’s competitive position for base salary, total cash at target (base pay and target bonus under the semi-annual incentive program), actual annual cash, equity grants and total direct compensation at target and actual (base pay, bonus and equity grant value). In determining market data, Pearl Meyer utilized proxy data for the peer group, as well as data from four compensation surveys – the 2014 Radford Executive Survey, the 2014 CHiPs Technology Survey, the 2012 Pearl Meyer On-Point General Manager Global Survey and the 2014 Equilar Top 25 Compensation Survey. These surveys, which are primarily reflective of companies in the semiconductor and broader technology segments and general industry, are widely used and were not prepared specifically for the ON Semiconductor compensation analysis.

Among other things, the Pearl Meyer report summarized the following with respect to 2014 annual cash compensation for the specified officers (negative amounts mean that compensation is below the competitive median and positive amounts reflect that compensation is above the competitive median). Data was aged 3.0% per year to January 1, 2015.

Officer	Salary (Variance from Competitive Median)	Total Target Cash (Variance from Competitive Median) (1)	Total Actual Cash (Variance from Competitive Median) (2)
Keith D. Jackson	1%	7%	-40%
Bernard Gutmann	-9%	-9%	-38%
William A. Schromm	-24%	-22%	-50%
Paul E. Rolls	-3%	-6%	-30%
Mamoon Rashid	-8%	-19%	-38%

(1)	Total target cash consists of 2014 base salary plus target 2013 bonus.
(2)	Total actual cash consists of 2014 salary and actual 2013 bonus paid. Actual total cash compensation is below market primarily because the bonus earned for the 2013 incentive program was below target.

The Pearl Meyer report also summarized the following with respect to long-term incentive and total target and actual direct compensation for the specified officers (negative amounts mean that compensation is below the competitive median and positive amounts reflect that compensation is above the competitive median).

Officer	LTI Grant Value (Variance from Competitive Median)	Total Direct Compensation at Target (Variance from Competitive Median) (1)	Total Actual Direct Compensation (Variance from Competitive Median (2)
Keith D. Jackson	17%	-5%	-23%
Bernard Gutmann	13%(3)	4%	-6%
William A. Schromm	-31%	-18%	-38%
Paul E. Rolls	-11%	-7%	-21%
Mamoon Rashid	-25%	-22%	-31%

(1)

Total direct compensation at target consists of 2014 base salary, target 2013 annual bonus, and the grant date fair value of 2014 long-term incentive. Peer company long-term incentive awards reflect the three-year average grant value of awards.

(2)	Total actual direct compensation consists of base salary, annual incentive and the grant date fair value of long-term incentive.
(3)	Includes September 2012 RSU and stock option promotional awards spread over the RSU vesting period of three years.

The Pearl Meyer report discussed the retention value of the Company’s compensation programs and certain actions that could increase such retention value and further align programs with market practices and shareholder interests, including increasing the performance measurement period for long-term incentive grants.

Other Factors.   In addition to the market data provided by the independent consultant, the Compensation Committee also assesses other factors when making compensation decisions. This includes factors such as the executive’s individual responsibilities, skills, expertise and value added through performance, as well as prior award accumulation. The performance of each officer is formally reviewed by management and shared with the Compensation Committee prior to the Compensation Committee’s annual determinations with respect to salary, target bonus adjustments and long-term incentive awards. Our CEO presents the Compensation Committee with an individual performance overview for each executive officer, describing the officer’s accomplishments for the prior year, his or her strengths, areas of improvement and development plans and potential for additional responsibility. The Compensation Committee separately reviews CEO performance based on, among other factors considered relevant, Company performance, including revenue growth, earnings growth, and earnings per share.

The Compensation Committee considers each component of executive compensation in light of total compensation. In considering awards and other adjustments to the total compensation of each Named Executive Officer, the Compensation Committee also considers the value of previous compensation, including then-outstanding equity grants. On a quarterly basis, management also provides the Compensation Committee with information concerning expectations regarding the vesting of outstanding long-term incentive awards and the potential value of these awards to the executive. The Compensation Committee uses this data to evaluate whether the officer’s compensation, existing incentive opportunities from prior awards and wealth accumulation from prior awards reflects Company operating performance and stockholder value, as well as the particular officer’s performance, the extent to which they continue to motivate the officer, and whether adjustments are required to the program or an individual officer’s compensation. The Compensation Committee will also consider other external factors that it considers relevant, such as the financial condition of the Company and other issues facing us at the time.

The Compensation Committee also considers contractual commitments in determining or recommending executive pay. Each of the Named Executive Officers has entered into an employment agreement with us. The employment agreements generally provide for an initial level of annual salary, a target percentage of annual salary that can be earned pursuant to the annual or semi-annual incentive plans, and a certain level of perquisites. However, the employment agreements also provide for periodic review by the Board or Compensation Committee of the officer’s salary and target percentage for the annual incentive plans. They also generally provide for certain payments in the event of termination of employment of the Named Executive Officer. The employment agreement of each Named Executive Officer is described below under the heading “Compensation of Executive Officers — Employment, Severance, and Change in Control Agreements and Arrangements” in this proxy statement. The terms of these arrangements were approved by the Compensation Committee or the Board after considering the aggregate of these obligations in the context of the desirability of hiring or retaining the applicable officer. In each case, the initial level of salary and target percentage provided for in the employment agreements of the Named Executive Officers was less than or equal to the current salary and target percentage of the Named Executive Officers. Therefore, contractual commitments did not play a significant role in compensation decisions for 2015.

When considering equity awards to our officers, including the Named Executive Officers, the Compensation Committee considers our equity availability and usage, the potential voting power dilution to our stockholders (“overhang”), and the projected impact on our earnings for the relevant years. The Company believes that its share usage and potential dilution have generally been conservative compared to peer group levels.

While the Compensation Committee considers internal pay equity in making compensation decisions, we do not have a policy requiring any set levels of internal pay differentiation. As previously discussed, we generally target the compensation levels among our executives to be competitive with the market. As compensation is competitively determined, the Compensation Committee believes that the differentiation between the pay of Mr. Jackson, our CEO, and the other Named Executive Officers is appropriate.

Risk Analysis.   The Compensation Committee considers the potential for unacceptable risk taking in its compensation design. We believe that the design of our executive compensation program does not unduly incentivize our executives to take actions that may conflict with our long-term best interests. Material risk in our compensation design is mitigated in several ways, including as follows:

•	We have an appropriate mix of pay elements, with compensation not overly weighted toward short-term incentives.

•	We intend base salaries to constitute a sufficient component of total compensation to discourage undue risk taking in the meeting of incentive goals.

•	We design performance-based pay opportunities with goals that are intended to result in long-term value to the stockholders.

•	Earnings goals and opportunity in our performance-based incentive programs are at levels intended to be attainable without the need to take inappropriate risks.

•	We cap bonus and incentive opportunities so that the upside potential is not so large as to encourage detrimental risk taking.

•

Our stock-based incentives vest or are earned over a multi-year period, which provides long-term upside potential, but also requires the executive to bear the economic risk of the award over the vesting period.

•

Assuming achievement of at least a minimum level of performance, payouts under certain of our performance-based plans generally result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•

Although we will make exceptions when appropriate, we generally use different performance metrics in different programs and awards, which provides balance and lessens the opportunity to take undue risk in meeting a single goal.

•

The stock components inherent in our long-term incentive program, combined with our stock ownership guidelines and retention requirements, align the interests of our executives with a goal of long-term preservation and appreciation of stockholder value.

•	Incentive payments and awards are subject to clawback in the event of a material restatement of our financial results.

•	The Compensation Committee considers information from comparator companies in compensation design, thereby avoiding unusually high pay opportunities relative to the Company’s peers.

•

To retain our executives, the Company maintains severance programs with reasonable terms (two years of salary for the CEO and one year for other executives) and a double trigger change of control provision.

Elements of our Compensation Program

Our compensation programs are designed to provide a competitive total compensation package consistent with our performance in the marketplace and our desire to retain talented management. The compensation program for each of our executives includes:

•	base salary;

•	annual cash incentive awards tied to specific, quantifiable and objective corporate performance measures;

•	annual equity awards, based on corporate performance;

•	severance and change of control agreements;

•	limited perquisites; and

•	other benefit plans and programs.

While executives have more of their total compensation at risk than other employees, the principles that serve as the basis for executive compensation practices generally apply to the compensation plans for all employees; namely, corporate and individual performance drive incentive compensation.

Base Salary. The Compensation Committee approved base salary increases effective July 16, 2015 as set forth below:

Officer	2014 Base Salary	2015 Base Salary	% Increase
Keith D. Jackson	$890,000	$890,000	0.0%
Bernard Gutmann	$436,234	$460,227	5.5%
William A. Schromm	$400,000	$416,000	4.0%
Paul E. Rolls	$421,200	$440,154	4.5%
Mamoon Rashid	$339,900	$350,097	3.0%

In making determinations regarding these salary increases, the Compensation Committee considered information from and the analysis of its consultant, Pearl Meyer, where available. Differences in salary among officers are based on market median data and other factors as described above in this CD&A.

The Compensation Committee also considered that following the adjustments, base salary for the Named Executive Officers would vary from the market median in the following amounts: Mr. Jackson: +1%; Mr. Gutmann: -4%; Mr. Schromm: -21%; Mr. Rolls: +1%; and Mr. Rashid: -5%.

Semi-Annual Cash Incentive Programs. Due to the highly cyclical nature of the industry, the Company maintains a semi-annual cash incentive program. The objectives of the program were return to shareholders and retention of performers. The 2015 program included the following parameters:

•	The 2015 program was a semi-annual plan providing for award opportunities based on first half 2015 and second half 2015 results.

•	The Compensation Committee revised the award opportunity for the program from 2014 to be based solely on Adjusted EPS:

¡	We removed revenue growth as a performance metric for the semi-annual cash incentive plan, but revenue growth remained as a metric in the 2015 annual PBRSU multiplier grant.

•	The plan had various features that protected against unexpected outcomes.

¡	There would be no payout unless a threshold Adjusted EPS was achieved.

¡	The program capped the bonus at 200% attainment factor and capped the amount that could be paid above target at 11% of our non-GAAP net income.

•

We granted each executive participating in the program an award opportunity based on a threshold (0%), target (100%), and stretch (200%) amount of eligible target bonus, based on earned base salary compensation paid during the bonus period.

•	The potential payment for the bonus period was based on eligible compensation for the period times the executive’s target bonus percentage times the attainment factor for the program.

•	The Compensation Committee may exercise negative discretion and pay such lesser amount as it determines.

For purposes of calculating Adjusted EPS for our bonus program for the Named Executive Officers, our non-GAAP net income will generally include stock compensation expense and exclude the following items: restructuring, asset impairments and other, net; goodwill and intangible asset impairment; actuarial gains or losses on pension plans and other pension benefits; acquisition related costs; gain or loss on acquisitions; gain or loss on debt repurchase, debt exchange, early extinguishment of debt, etc.; expensing of inventory fair market value step up; amortization of acquisition related intangible assets; non-cash interest expense; adjustment to reflect cash taxes; and extraordinary items. Adjusted EPS will be determined by dividing our non-GAAP net income, as described above, by our diluted weighted-average common shares outstanding.

The Compensation Committee believed that Adjusted EPS should be used as a measure for the bonus plan rather than EPS to prevent payments under the plan from being significantly impacted (positively or negatively) by extraordinary or unusual events or non-cash items. For example, an executive should not be deterred in taking necessary actions, such as restructuring or plant closures, due to the potential impact on his compensation, nor should he be influenced by incentive compensation to take actions that may result in one-time benefits to the Company. The Compensation Committee also considered adjustments eliminating the effect of certain non-cash items to be appropriate believing that the adjusted numbers are a better indicator of current actual Company operating performance. The Compensation Committee used EPS as the sole metric to incentivize Named Executive Officers as well as all other participants to focus the Company on shareholder value. The Compensation Committee believes continued focus on this metric will improve alignment to Company performance and shareholder value.

At its meeting on February 19, 2015, the Compensation Committee considered the award opportunity for each of the Named Executive Officers and made the following changes to the target as a percentage of salary.

Officer	2014 Target % of Base Salary	2015 Target % of Base Salary
Keith D. Jackson	150%	150%
Bernard Gutmann	80%	80%
William A. Schromm	80%	80%
Paul E. Rolls	70%	75%
Mamoon Rashid	60%	60%

In making determinations regarding these bonus opportunity levels, the Compensation Committee considered, among other factors, information from Pearl Meyer and management.

Cash Incentive Awards for the First Half of 2015.   On February 4, 2015, the Compensation Committee determined specific bonus plan parameters for our semi-annual cash incentive program for the first half of 2015 (“1H Bonus Program”).

As structured, cash bonuses under the 1H Bonus Program were to be paid only if the Company first achieved a minimum Adjusted EPS of $0.36 in the first half of 2015. Thereafter, actual bonuses under the 1H Bonus Program were to be based on the level of achievement of Adjusted EPS. Payouts were to be adjusted on a linear basis from the 0% payout level to the 100% payout level and from the 100% payout level to the 200% payout level as follows:

	0% Payout	100% Payout	200% Payout
Adjusted EPS	$0.36	$0.45	$0.55

As a general rule, amounts were set after considering the potential impact on TSR. In addition, the targets were set such that budgeted performance for Adjusted EPS was between threshold and target levels for the 1H Bonus Program.

For the first half of 2015, the Company exceeded the minimum Adjusted EPS goal and achieved an Adjusted EPS of approximately $0.417, resulting in a 63% bonus payout level. The Company paid a bonus to each of the Named Executive Officers as follows:

Officer	1H15 Bonus Program Payout
Keith D. Jackson	$420,525
Bernard Gutmann	$109,931
William A. Schromm	$100,800
Paul E. Rolls	$92,875
Mamoon Rashid	$64,241

Cash Incentive Awards for the Second Half of 2015.   On July 29, 2015, the Compensation Committee determined specific bonus plan parameters for the Corporation’s semi-annual cash incentive program for the second half of 2015 (“2H Bonus Program”). The 2H Bonus Program was substantially similar to the 1H Bonus Program except as described below.

As structured, cash bonuses under the 2H Bonus Program were to be paid only if the Company first achieved a minimum Adjusted EPS of $0.37 in the second half of 2015. The targets were set consistent with the methodology described with respect to the 1H Bonus Program. The 2H Bonus Program targets were the following:

	0% Payout	100% Payout	200% Payout
Adjusted EPS	$0.37	$0.51	$0.65

The targets were set such that budgeted performance for Adjusted EPS was between target at 100% payout and stretch at 200% payout.

For the second half of 2015, the Company achieved an Adjusted EPS of $0.418 resulting in a 34.3% of target bonus payout level and a bonus paid to each of the Named Executive Officers as follows:

Officer	2H15 Bonus Program Payout
Keith D. Jackson	$246,564
Bernard Gutmann	$67,494
William A. Schromm	$61,128
Paul E. Rolls	$60,595
Mamoon Rashid	$38,635

We disclose the cash incentive awards for 2015 for the Named Executive Officers in the Summary Compensation Table and the Grant of Plan-Based Awards in 2015 table in this proxy statement.

Long-Term Incentives.  Long-term incentives for executives are entirely equity-based and are designed to reinforce the alignment of executive and stockholder interests. These rewards provide each individual with a significant incentive to manage from the perspective of an owner.

In February 2015, the Compensation Committee made annual long-term incentive awards to each Named Executive Officer consisting of one-half PBRSUs and one-half RSUs, pursuant to the Amended and Restated Plan.

The 2015 RSUs are time-based and will vest annually in three equal amounts on each anniversary of the grant date. The 2015 PBRSUs have both a performance and time-based component as follows:

•	We designed the 2015 PBRSUs for the Named Executive Officers to vest in two equal amounts (tranches), subject to attainment of the threshold performance metric.

•

Vesting of one half of the PBRSUs (Tranche 1) is based upon achievement of the performance metric during the 18 month period starting on January 1, 2015 and ending at the close of the second financial quarter of 2016 (the “PBRSU Performance Period”). The Tranche 1 vesting amount will equal one-half of the total grant for the grantee multiplied by the attainment percentage.

•

If the 2015 performance measure is achieved above the threshold level, the Tranche 2 amount (equal to the units that actually vested in Tranche 1) would then vest based solely on the passage of time on the third anniversary of the grant date.

•

The 2015 PBRSUs have an 18 month performance measurement period and provide for payout between 0 and 200% of the target award level. Awards payable between threshold and target (the “Base Grant”) are based on consolidated adjusted non-GAAP earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for the PBRSU Performance Period. The Adjusted EBITDA threshold was $800 million (required for vesting to begin) and target Adjusted EBITDA was $1 billion (resulting in 100% vesting of the Base Grant), with linear interpolation from threshold to target. Shares that may be earned pursuant to the Base Grant may be referred to in this proxy statement as the “Base Grant Shares.”

•

Only if Adjusted EBITDA is greater than target, the participant may earn an award level up to 200% of target based on the achievement of market share growth and revenue growth targets for the PBRSU Performance Period pursuant to the Multiplier, as described below.

•	50% of the earned award, if any, will vest following completion of the 18-month performance period, and the remaining 50% will vest on the third anniversary of the grant date.

•	In each case, the officer must be employed on the vesting date for the award to vest.

•	The Compensation Committee must approve the level of attainment of the performance goals and may exercise negative discretion with respect to the amount of shares that will vest based on such goals.

For purposes of calculating Adjusted EBITDA, non-GAAP net income will generally include stock compensation expense and exclude: restructuring, asset impairments and other, net; goodwill and intangible asset impairment; interest expense and interest income; income tax provision; third party acquisition related costs; net income attributable to non-controlling interests; depreciation and amortization; actuarial gains or losses on pension plans and other pension benefits; gain or loss on acquisitions; gain or loss on debt repurchase, debt exchange, early extinguishment of debt, etc.; expensing of inventory fair market value step up; extraordinary items; and in certain cases, unusual/non-recurring material items.

The Compensation Committee believes that EBITDA is particularly relevant in our industry and in the challenging economic environment in which we operate and that it drives stockholder value. In addition, we consider Adjusted EBITDA to be an important tool in measuring our liquidity. The Compensation Committee believes that the adjustments to EBITDA are appropriate to avoid the impact (positive or negative) on achievement of the vesting parameters as a result of extraordinary or unusual items or non-cash items.

As in 2014, the Compensation Committee added a multiplier component (the “Multiplier”) to the 2015 PBRSU awards for certain key individuals, including the Named Executive Officers. The Multiplier was intended to further align the interests of participants with shareholder interests by driving exceptional business performance and focusing participants on key business indicators. Proposed multiplier PBRSUs will have 2 tranches and an 18 month performance measurement period consistent with the PBRSU Performance Period. In order to achieve any portion of the Multiplier, the Company must first achieve the target Adjusted EBITDA measure ($1 billion) for the Tranche 1 shares. Once that threshold is achieved or exceeded, the Multiplier opens and achievement of the Multiplier metrics determines the payout.

	0% Payout	100% Payout
Market Share Growth (weight 60%)	5.599%	5.900%
Revenue (weight 40%)	$5.4 billion	$5.8 billion

One half of the Multiplier PBRSUs will vest at the end of the Tranche 1 period based on the level of achievement of the Multiplier metrics. Tranche 2 of the Multiplier PBRSUs would then vest based on the passage of time on the third anniversary of the grant date in an amount equal to the vested Tranche 1 Multiplier PBRSUs.

The Multiplier allows participants to earn an additional 100% of the Base Grant at 100% achievement of the Multiplier metrics. Thus the participants’ total award opportunity is two times the annual Base Grant amount. Shares that may be earned pursuant to the Multiplier component of the PBRSU award may be referred to in this proxy statement as the “Multiplier Shares.” For the Multiplier to pay at maximum, the Company would have to fully meet both the market share and revenue growth rate stretch goals.

In deciding on the Multiplier metrics, the Compensation Committee believed that revenue growth is tightly correlated with shareholder return and that, in a slow growing market, market share growth is a good indicator of long-term business performance.

The market share component of the Multiplier is based on a peer group and is determined by dividing our total revenue by total semiconductor revenue of the market share peer group companies. The target goals assume that the selected market share peer group and the Company will grow at 5.10%. The market share stretch performance goal is set at an assumed Company market share growth rate over the 18-month performance period of 11.10%, which is more than double the assumed growth rate of the peer group. The market share peer group consists of Analog Devices, Inc., Diodes Incorporated, Fairchild Semiconductor International, Inc., Freescale Semiconductor, Ltd., Infineon Technologies AG, International Rectifier Corporation, Intersil Corporation, Linear Technology Corporation, Maxim Integrated Products, Inc., NXP Semiconductors N.V., Renesas Electronics Corporation, ROHM Co., Ltd., STMicroelectronics N.V., Texas Instruments Incorporated, and Vishay Intertechnology, Inc. The market share peer group is comprised of the closest business and market share competitors of the Company, regardless of size.

The Compensation Committee elected a performance period of 18 months instead of 1 year as in the 2014 program in order to more closely align the grant with shareholder advisory firm preferences and market practices and to further drive long-term performance. The Compensation Committee previously considered advantages and disadvantages of using a three-year performance program, but concluded that a shorter performance period provides for changing perspectives within a long-term award, reflecting a highly cyclical business, while the volatility of potential payouts with a longer performance period carries retention risk or the potential to pay above the level of performance achieved after considering the relative performance of the Company. As a result, a shorter period is more manageable from a performance measurement perspective, and the additional vesting period provides ongoing retention value as well as a direct linkage to future stockholder returns. The Compensation Committee also considered the advantages and disadvantages of using absolute versus relative performance measures. The Compensation Committee considered that absolute measures, such as utilized for the 2015 program (except for the market share component of the Multiplier), are consistent with stockholder expectations, allow for greater sense of control and influence by the executive, encourage motivation, and are consistent with the Company’s cash flow and ability to pay.

In making determinations regarding target equity award levels, the Compensation Committee considered the CEO’s recommendation as well market information showing that:

•

The annual grant value of the 2015 equity awards would vary from the market median for each of the Named Executive Officers as follows: Mr. Jackson: 0%; Mr. Gutmann: +1%; Mr. Schromm: -16%; Mr. Rolls: +14%; and Mr. Rashid: -13%.

•

Following the salary increases and increase in bonus opportunity described above and taking into account the 2015 equity awards, target total direct compensation variance from the market median for each of the Named Executive Officers would be as follows: Mr. Jackson: +6%; Mr. Gutmann: -2%; Mr. Schromm: -6%; Mr. Rolls: +10%; and Mr. Rashid: -15%.

Generally, award amounts for each individual officer, and compensation variance from the market median based on the applicable bench-marking data, were based on the comparative data and other factors and processes discussed above, as well as on the individual considerations described below. In setting the amount of equity awards and other compensation for 2015, the Compensation Committee also considered the following for each Named Executive Officer:

Keith Jackson.   Mr. Jackson’s total cash compensation was slightly above the market 50th percentile, and target total direct compensation was slightly below the market 50th percentile. In determining Mr. Jackson’s 2015 total pay package, the Compensation Committee considered Mr. Jackson’s overall leadership of the corporation, execution against (or achievement of) challenging 2014 EPS and revenue growth targets, and the acquisition and integration of Aptina, Inc. and Truesense Imaging, Inc. The Compensation Committee recognizes Mr. Jackson’s deep understanding of the semiconductor industry that allows him to guide the Company through changing economic climates.

Bernard Gutmann.  Mr. Gutmann’s base salary and total cash were slightly below the market 50th percentile, while his target total direct compensation was positioned at the market 50th percentile. During 2015 Mr. Gutmann led the Company in accomplishing the following: issued $690.0 million of the 1.00% Convertible Senior Notes due 2020, amended our senior revolving credit facility and increased the borrowing capacity to $1.0 billion and reset the five year maturity, and completed the repurchase of approximately 30.4 million shares of common stock. Mr. Gutmann’s breadth of understanding of the industry and business, his leadership across the Company for driving improvements, coupled with his strong analytical and accounting skills allow him to positively contribute as the CFO.

William A. Schromm.      Mr. Schromm’s base salary, total cash, and target total direct compensation were positioned below the market 50th percentile. Mr. Schromm was promoted to his position in August 2014. At that time, the Compensation Committee’s approach was to provide base pay increases that would catch him up over time, and equity awards that recognize his current contributions and allow for increases as he continues to transition into his new role. The Compensation Committee considered Mr. Schromm’s strong performance in his prior role as Senior Vice President, Operating Systems and Technology, as well as his deep knowledge of semiconductor operations, effective leadership across organizations, and execution on the System Solutions Group integration goals in determining his total pay package.

Paul E. Rolls.  Mr. Rolls’ base salary, total cash and his target total direct compensation were slightly below the market 50th percentile. In recommending Mr. Rolls’ compensation package, the Compensation Committee recognized improvements in sales team performance, accelerated sales closure rates, and Mr. Rolls’ drive for alignment and execution in his leadership of the sales function.

Mamoon Rashid.  Mr. Rashid’s base salary, total cash and target total direct compensation were below the market 50th percentile. Mr. Rashid’s performance leading the System Solutions Group drove the Compensation Committee’s consideration of his 2015 pay package, including his restructuring of the business, his execution on the cost reduction plan, and his leadership in facilitating key changes in the group’s leadership structure. The Compensation Committee believes that Mr. Rashid’s pay is in line with System Solutions Group business performance.

The consideration of individual performance of executives is not formulaic or quantifiable. Such considerations are merely factors among others (including the current business environment and upcoming business challenges, the retentive value of the total compensation package and the cost of retention) that are taken into account in the course of making subjective judgments in determining final levels of executive compensation.

The following table sets out the 2015 target equity awards granted to each Named Executive Officer:

Officer	Approximate Value (1)	PBRSUs (1) (# Units)	Time-Based RSUs (1) (# Units)
Keith D. Jackson	$4.2 million	159,575	159,575
Bernard Gutmann	$1.25 million	47,493	47,493
William A. Schromm	$1.1 million	41,794	41,794
Paul E. Rolls	$1.15 million	43,694	43,694
Mamoon Rashid	$0.7 million	26,596	26,596

(1)

The actual value of each such award is disclosed in column (h) and (j) of the Outstanding Equity Awards at Fiscal Year End 2015 table below in this proxy statement, as described in such table. The approximate values and number of shares in the table above assume that all PBRSUs would vest at target and do not include the value and number of Multiplier Shares. The number of units granted was based on the closing stock price on the date of grant (March 2, 2015) of $13.16 per share.

Due to the change to an 18 month performance period for the 2015 PBRSU grant, Adjusted EBITDA for the performance period will not be determined until the filing of the Company’s Quarterly Report on Form 10-Q for the second quarter of 2016.

See “Compensation of Executive Officers — 2015, 2014, and 2013 Awards of Equity — 2015 Awards of PBRSUs” and “— 2015 Awards of Time-Based RSUs” below in this proxy statement for further description of the 2015 equity awards. We also disclose these awards in the Summary Compensation Table in this proxy statement. The Grant of Plan-Based Awards in 2015 table, the Outstanding Equity Awards at Fiscal Year-End 2015 table and the 2015 Option Exercises and Stock Vested table also contain information about our long-term incentive awards to Named Executive Officers.

Long-Term Incentive Awards for 2016.    In February 2016, the Compensation Committee approved annual long-term incentive grants to our Named Executive Officers. These awards operate substantially the same as the awards made in 2015. As in 2015, the 2016 long-term incentive awards for our Named Executive Officers are entirely equity-based and consist of one-half time-based RSUs and one-half PBRSUs; adjusted non-GAAP EBITDA remains the base performance metric for the 2016 PBRSUs; and the 2016 RSUs will vest in equal annual amounts over a three-year period.

As in 2015, the performance period for the 2016 PBRSUs will be six quarters, commencing with the first quarter of 2016. Attainment of the goals will be established at the end of the six quarters and will determine how many PBRSUs may vest. If attainment meets or exceeds target for the PBRSUs, then 50% of the total award will vest following the filing of the Company’s Form 10-Q for the second quarter of 2017. The remaining 50% of the total award may vest based on the passage of time, based only on continued employment, on the third anniversary of the grant date.

Also as in 2015, there is a multiplier component to the 2016 grant. Certain key individuals are eligible to earn an additional amount up to 100% of their annual PBRSU grant if the target adjusted non-GAAP EBITDA performance metric is met. In the event this is achieved, the additional PBRSU shares (“2016 Multiplier Shares”) may be earned based on attainment of market share and revenue goals. The Committee believes that the ability to earn upside potential on the PBRSUs is consistent with market practice and will encourage management to accelerate the growth of the Company.

Other Elements Affecting Compensation

Severance and Change of Control Agreements.    Under the 2000 Stock Incentive Plan (the “2000 SIP”) and the Amended and Restated Plan, the Board of Directors has discretion to accelerate equity-based vesting upon a “change in control.” In addition, with respect to our Named Executive Officers, our outstanding option agreements, RSU agreements, and PBRSU agreements generally contain provisions causing the unvested portion of the awards to vest upon a termination of employment without cause (including, if applicable, a deemed termination for good reason) within a two year period after a change in control. For a description of the severance and change in control provisions of the employment agreements for our Named Executive Officers, see “Compensation of Executive Officers — Employment, Severance, and Change in Control Agreements and Arrangements” and “Compensation of Executive Officers —

Potential Payments Upon Termination of Employment or Change in Control” below in this proxy statement.

We believe that our severance benefits and change in control arrangements are consistent with the principal objectives of our compensation programs. To the extent a Named Executive Officer’s agreement contains severance benefits or a change in control provision, such benefit is predicated upon the Named Executive Officer being terminated “without cause” or resigning “for good reason,” as such terms are defined in their agreements. In addition, our severance benefits are subject to the Named Executive Officer signing a general release and waiver and complying with certain restrictive covenants, including non-solicitation, confidentiality and non-disparagement agreements, as well as non-competition or non-interference agreements, which serves the best interests of the Company and its stockholders.

We believe that our management has played a crucial role in making us a successful company and it sends an important signal to the market and potential employees that we are willing to protect our management with some guaranteed compensation in the event of a termination after a change in control. In addition, management may be less inclined to resist change in control transactions that are in the best interests of our stockholders if they have the added security that comes with such change in control arrangements.

Our change in control provisions do not include excise tax gross-ups. We examine our severance benefits and change-in-control arrangements on a regular basis, and anticipate reviewing these arrangements in greater detail in 2016.

Generally Available Benefits and Retirement Plan.  We do not offer executive retirement plans, pension benefits, or non-qualified deferred compensation plans. Instead, we provide our Named Executive Officers with opportunities to accumulate retirement income primarily through appreciation of their equity awards.

Consistent with our pay-for-performance compensation philosophy, we do not provide our executive officers with significant perquisites. Executives are eligible to participate in benefit programs designed for all of the Company’s full-time employees. These programs include a tax qualified employee stock purchase plan, a 401(k) savings plan, and medical, dental, disability and life insurance programs. We also have a relocation program, and provide a tax gross up for certain benefits under this program, that is available to all employees who enjoy the benefits of the relocation policy. All employees receive mileage reimbursement if driving their own cars for Company business. An auto allowance of $800.00 per month is provided to outside sales and field engineering positions and $1,200 per month is provided to Senior Vice Presidents and above.

In addition to benefits that provide for broad-based employee participation, we provide our executives limited perquisites that we believe help to maintain the competitiveness of our compensation package vis-à-vis our peer companies and provide value at a reasonable cost to the Company. These include enhanced coverage for life insurance (each executive receives life insurance coverage of $1,000,000, which is $500,000 above the maximum allowed standard coverage of two-times base salary that is afforded to all employees) and financial planning services (up to $10,000 per year).

We describe the perquisites paid in 2015 to each of the Named Executive Officers in the Summary Compensation Table of this proxy statement.

Impact of Taxation and Accounting Considerations on Executive Compensation

Our Compensation Committee attempts to establish executive officer compensation programs that will allow related income tax deductions to the extent it determines that such actions are consistent with our compensation philosophy and in the best interests of our stockholders.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a $1 million limit on the amount of compensation the Company can deduct in any one year for compensation paid to our CEO and any of our three other most highly compensated executive officers (excluding our chief financial officer). This $1 million limit does not apply to compensation that qualifies for the “performance-based compensation” exception to the limitations on the deduction of compensation imposed by Section 162(m). While the Compensation Committee considers the deductibility of awards as a factor in determining executive compensation, the Compensation Committee reserves the right to make compensation payments and awards that do not qualify for the performance-based compensation exception to Section 162(m) when it believes such payments are appropriate and in the best interests of the Company.

The semi-annual or annual cash bonus awards made pursuant to the Amended and Restated Plan are generally intended to qualify for the “performance-based compensation” exception to the limitation on deducibility imposed by Section 162(m). The full amount of compensation resulting from the exercise of options and the vesting of PBRSUs granted under our 2000 SIP and the Amended and Restated Plan (including the time-based components of our 2015 PBRSUs) is also intended to qualify for the “performance-based compensation” exception. The amount of compensation resulting from the vesting of time-based RSUs granted pursuant to our 2000 SIP and the Amended and Restated Plan does not qualify for the “performance-based compensation” exception.

While certain awards may be intended to qualify for the “performance-based compensation” exception under Section 162(m), the determination of whether compensation actually qualifies for the exception is complex and is based on the facts and circumstances of each case and the actual deductibility of any amount may be challenged and disallowed. Consequently, we cannot guarantee that compensation that is intended to qualify for the “performance-based compensation” exception under Section 162(m) will in fact so qualify.

Section 409A of the Code imposes an additional 20% federal income tax and penalties on employees on “non-qualified deferred compensation” that is not paid in compliance with Section 409A. The Compensation Committee takes the impact of Section 409A into account in designing our executive plans and programs that provide for “non-qualified deferred compensation.” As a general rule, these plans and programs are designed either to comply with the requirements of Section 409A or to qualify for an applicable exception to Section 409A so as to avoid possible adverse tax consequences that may result from failure to comply with Section 409A. However, we cannot guarantee the preceding results.

The Compensation Committee also takes into account other tax and accounting consequences of its total compensation program and weighs these factors when setting total compensation and determining the individual elements of an officer’s compensation package.

Other Matters Relating to Executive Compensation

Hedging / Pledging Transactions.  We have a comprehensive Insider Trading Policy, which, among other things, provides that insiders shall not engage in short sales of, purchase on margin, or buy or sell puts, calls or other derivatives of our securities or otherwise engage in hedging or monetization transactions, including without limitation, prepaid variable forwards, equity swaps, collars and exchange funds, because of the potential conflict of interest or the perceptions created and the resulting possible impact on the market. In September 2012, we updated and clarified our policies to more definitively prohibit any pledge or margin of our stock.

Equity Award Policy.  In August 2006, we adopted an equity award grant date policy statement. Under the policy, equity grants under our stock incentive plans generally become effective on the first Monday (or next following trading day if the first Monday is not a trading day) of the next month following the date of Board, Compensation Committee or CEO approval of the grant. From time to time, the Compensation Committee may approve an exception to the grant date policy in its discretion. Options granted are priced at the closing market value on the date of grant. We generally make our annual equity awards to executives in the first quarter of each year. The Company does not have a practice of timing grants of stock-based awards to coordinate with the release of material information to the market.

Stock Ownership Guidelines and Retention Requirements for Officers.  Under our Corporate Governance Guidelines, our officers (Senior Vice Presidents and more senior) are required to hold our common stock in an amount equal to one to six times base salary. There is a transition period to achieve the required ownership. In 2014, we also added certain stock retention requirements that apply to our officers. The required holdings and transition period are described under “The Board of Directors and Corporate Governance — Corporate Governance Principles — Directors’ and Officers’ Stock Ownership and Retention Guidelines” above. None of our Named Executive Officers are currently in violation of the guidelines.

Clawback Policy. In February 2014, we adopted a clawback policy.  The policy requires the Company to seek to recover any incentive-based compensation awards and payments made to any covered person in the event that: (i) the Company is required to prepare a financial restatement resulting from material noncompliance with any financial reporting requirements under the securities laws, which restatement would have resulted in payment of a lesser incentive as determined by the Board of Directors; (ii) there has occurred any intentional misconduct by the covered person that is materially injurious to the Company; or (iii) there has occurred any breach by the covered person of any material provision in his or her employment agreement with the Company or in any other agreement with the Company that contains non-solicitation, confidentiality, non-compete, non-disclosure or non-disparagement provisions applicable to the covered person. A covered person is any current or former Senior Vice President, Executive Vice President, or Chief Executive Officer, or any other person as determined by the Board in its sole discretion.

The compensation to be recovered pursuant to this policy is limited to any award or payment made under any incentive-based compensation plan, including any corporate bonus plan and any RSUs, PBRSUs, stock options or other form of equity award, made or paid by the Company during the applicable recovery period. In the case of any intentional misconduct or breach of a key agreement, the full amount of the award or payment would be recoverable. In the case of a restatement, the amount subject to recovery would be the difference between the amount granted or paid and the amount that should have been granted or paid based on the restatement as determined by the Board of Directors.

The applicable recovery period for an accounting restatement is the 3-year period preceding the date on which the Company is required to prepare an accounting restatement (determined in accordance with any applicable law, regulation or interpretation, or otherwise by the Board of Directors), which restatement would have resulted in payment of a lesser incentive as determined by the Board of Directors. With respect to intentional misconduct or breach of a key agreement, the applicable recovery period is the 3-year period preceding the date on which the Board of Directors determines that these triggers exist. With respect to stock options that have been exercised, the Company will be entitled to recover (i) the gross number of shares for which the option was exercised or the value thereof on the date of exercise and (ii) any profit made by the covered person upon any sale of such shares. The amount of any recoupment will be the gross amount of the award or payment without taking into account any withholdings for tax or other amounts. The form of recoupment may be from future compensation, forfeiture of outstanding equity awards, direct repayment by the affected individual(s) or any combination at the discretion of the Board of Directors, subject to applicable law.

COMPENSATION COMMITTEE REPORT2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in the proxy statement for the 2016 Annual Meeting of Stockholders. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s 2015 Annual Report on Form 10-K and the proxy statement for the 2016 Annual Meeting.

This report is submitted by the Compensation Committee.

J. Daniel McCranie, Chairman

Atsushi Abe

Curtis J. Crawford

Teresa Ressel

2    Pursuant to Instruction 1 to Item 407(e)(5) of Regulation S-K, the information set forth under “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A or 14C, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables set forth information concerning compensation earned by, or paid for services provided to us and our subsidiaries for the periods indicated to, our Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Keith D. Jackson,	2015	924,231	0	6,300,021	0	667,089	0	34,284	7,925,625
President and Chief	2014	874,444	0	5,250,006	0	1,322,883	0	30,940	7,478,273
Executive Officer	2013	848,535	0	4,941,174	0	202,334	0	30,492	6,022,535
Bernard Gutmann,	2015	464,086	0	1,875,024	0	177,425	0	32,330	2,548,865
Executive Vice	2014	417,591	0	1,650,013	0	336,200	0	41,299	2,445,103
President, Chief	2013	399,351	0	617,649	0	50,579	0	28,503	1,096,082
Financial Officer, and Treasurer
William A.	2015	422,769	0	1,650,027	0	161,928	0	42,207	2,276,931
Schromm	2014	368,400	0	1,500,012	0	266,616	0	41,366	2,176,394
Executive Vice
President and Chief
Operating Officer
Paul E. Rolls	2015	446,148	0	1,725,039	0	153,469	0	29,997	2,354,653
Executive Vice	2014	403,200	0	1,350,018	0	284,137	0	55,984	2,093,339
President, Sales and
Marketing
Mamoon Rashid,	2015	357,679	200,000	1,050,010	0	102,876	0	1,036,815	2,747,380
Senior Vice	2014	334,188	0	900,012	0	202,239	0	625,825	2,062,264
President and	2013	328,314	784	1,111,768	0	31,086	0	413,971	1,885,923
General Manager,
System Solutions
Group(6)

(1)

Amounts in this column represent the aggregate grant date fair value of awards of PBRSUs (including the Multiplier Shares) and time-based RSUs computed in accordance with FASB ASC Topic 718. The grant date fair value for RSUs and PBRSUs is derived using the closing price on the date of grant. For PBRSUs, the grant date fair value is calculated by multiplying the probable number of units to vest as of the grant date by the closing price of a share of common stock on the grant date. The valuation is based upon the probable outcome of the performance conditions underlying the PBRSUs (including the Multiplier Shares), consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. We describe the 2015, 2014 and 2013 awards of PBRSUs and time-based RSUs below under “2015, 2014 and 2013 Awards of Equity” and, as for the 2015 awards, in the CD&A under “Elements of our Compensation Program — Long-Term Incentives.”

The amounts in this column do not necessarily represent the fair value for expensing purposes or the fair value of awards which were expected to vest as of December 31, 2015. Except for

PBRSUs awarded to Mr. Rashid, as of February 26, 2016, approximately forty-two percent of the PBRSUs awarded on March 25, 2013 had vested; approximately twenty-two percent of the PBRSUs awarded on March 25, 2013 were expected to vest in full by the final vesting date pursuant to the relevant award agreement; and approximately thirty-six percent of the PBRSUs awarded on March 25, 2013 were canceled. As to the awards to Mr. Rashid, as of February 26, 2016, approximately five percent of the PBRSUs awarded on March 25, 2013 had vested; approximately two percent of the PBRSUs awarded on March 25, 2013 were expected to vest in full by the final vesting date pursuant to the relevant award agreement; and approximately ninety-three percent of the PBRSUs awarded on March 25, 2013 were canceled. As of February 27, 2016, all of the PBRSUs awarded on March 3, 2014 were expected to vest in full by the final vesting date pursuant to the relevant award agreement. As of February 27, 2016, approximately 70% of the PBRSUs awarded on March 2, 2015 were expected to vest in full by the final vesting date pursuant to the relevant award agreement. The estimated number of units which are expected to vest are evaluated and adjusted each reporting period, as necessary, in connection with the Company’s quarterly and annual financial statements.

With respect to awards of PBRSUs made in 2015 and included in the table, the chart below sets forth the maximum number of PBRSUs (including the Multiplier Shares) that could have vested if all performance conditions are or were met, as well as the aggregate grant date fair value of the award on the date of grant assuming that the highest level of performance conditions were achieved:

Name	Grant Date	Total Number of Units	Fair Value per Share ($)	Aggregate Grant Date Fair Value ($)
Keith D. Jackson	3/2/2015	319,150	$ 13.16	$4,200,014
Bernard Gutmann	3/2/2015	94,986	$ 13.16	$1,250,016
William A. Schromm	3/2/2015	83,588	$ 13.16	$1,100,018
Paul Rolls	3/2/2015	87,388	$ 13.16	$1,150,026
Mamoon Rashid	3/2/2015	53,192	$ 13.16	$700,007

(2)	The Company did not award options to our Named Executive Officers in 2013, 2014 or 2015.

(3)	The amount in this column consists of earnings by each Named Executive Officer under our semi-annual cash incentive programs in 2015, 2014 and 2013.

(4)	There are no defined benefit or actuarial pension plans with respect to our Named Executive Officers.

(5)	Amounts in this column for 2015 consist of the items in the table below.

Name	Company Contributions Under 401(k) Plan (a)	Executive Group Term Life Insurance (“ETLI”) Imputed Income* (b)	Premiums Paid by the Company for Basic Life Insurance and Accidental Death And Dismemberment Insurance (c)	Car Allowance* (d)	Financial Planning Services* (e)	Imputed Income for Post-Tax Long-Term Disability Insurance Benefit Payments (“LTD”)* (f)
Keith D. Jackson	$10,600	$7,524	$1,044	$14,400	--	$716
Bernard Gutmann	$10,600	$4,902	$1,044	$14,400	--	$1,384
William Schromm	$10,600	$4,902	$1,044	$14,400	$10,000	$1,261
Paul E. Rolls	$10,600	$2,622	$1,044	$14,400	--	$1,331
Mamoon Rashid**	$10,600	$4,902	$1,044	$14,400	$10,000	$1,054

*	The Company also pays social security tax at the rate of 6.2% and Medicare tax at the rate of 1.45% on the amounts listed in columns (b), (d), (e), and (f).

**

In addition, Mr. Rashid was provided with certain benefits totaling $994,815 relating to his relocation to and assignment in Japan, including: host country taxes ($621,540), gross ups ($32,804), tax equalization ($26,494), rent and utilities ($102,737), goods and services differential ($100,397), transportation allowance ($8,125), mail forwarding ($1,226), family home leave ($23,298), tax preparation ($500), and U.S. tax payment ($77,694).

(6)

As described under “Employment, Severance, and Change in Control Agreements and Arrangements,” in January 2013, Mr. Rashid was awarded a retention bonus of $200,000 which became nonrefundable upon the fulfillment of certain conditions, including that Mr. Rashid maintain continuous employment with us for two years. The conditions were satisfied as of January 7, 2015. Amounts in column (d) for 2015 reflect this bonus.

Grants of Plan-Based Awards in 2015

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Possible Payouts Under Equity Incentive Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards ($)(6)
Name	Grant Date	Approval Date (1)	Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)

Keith Jackson		2/4/2015	0	667,500	1,335,000
	3/2/2015	2/19/2015							159,575			2,100,007
	3/2/2015	2/19/2015				0	159,575	319,150				4,200,014
		7/29/2015	0	667,500	1,335,000
Bernard Gutmann		2/4/2015	0	174,494	348,988
	3/2/2015	2/19/2015							47,493			625,008
	3/2/2015	2/19/2015				0	47,493	94,986				1,250,016
		7/29/2015	0	184,091	368,182
William Schromm		2/4/2015	0	160,000	320,000
	3/2/2015	2/19/2015							41,794			550,009
	3/2/2015	2/19/2015				0	41,794	83,588				1,100,018
		7/29/2015	0	166,400	332,800
Paul Edward Rolls		2/4/2015	0	147,420	294,840
	3/2/2015	2/19/2015							43,694			575,013
	3/2/2015	2/19/2015				0	43,694	87,388				1,150,026
		7/29/2015	0	165,058	330,116
Mamoon Rashid		2/4/2015	0	101,970	203,940
	3/2/2015	2/19/2015							26,596			350,003
	3/2/2015	2/19/2015				0	26,596	53,192				700,007
		7/29/2015	0	105,029	210,058

(1)

Pursuant to the Company’s Equity Award Grant Date Policy Statement, the date of grant is the first Monday (or the next following trading day if that Monday is not a trading day) of the month following the month in which the grant was approved by either the Board or the Compensation Committee. For additional information regarding our Equity Award Grant Date Policy Statement, see “Other Matters Relating to Executive Compensation — Equity Award Policy” in the CD&A. The incentive programs for the first half of 2015 and for the second half of 2015 were established by the Compensation Committee on February 4, 2015 and July 29, 2015, respectively.

(2)

Amounts in this column represent the possible payouts under the Company’s semi-annual cash incentive programs for 2015, which are described in the CD&A under “Elements of our Compensation Program — Semi-Annual Cash Incentive Programs.” Possible payouts were calculated based on target and maximum bonus attainment times the target bonus percentage set for each officer multiplied by the officer’s eligible earnings in effect for the annual period.

(3)

This column represents PBRSU awards made in 2015. The amounts in the “Threshold” column (f) represent the minimum number of units that would vest, if any, under the award agreements for the 2015 PBRSUs assuming that certain threshold performance measure(s) are achieved. The amounts in the “Target” column (g) represent the total number of Base Grant units assuming that all performance goals are achieved and therefore all units would vest, but without inclusion of any Multiplier Shares. The amounts in the “Maximum” column (h) represent the total number of units granted assuming that all performance goals are achieved for both the Base Grant and the Multiplier Shares and therefore all units would vest for both the Base Grant and Multiplier Shares. The PBRSUs vest in equal amounts in eighteen month periods 1 and 2, subject to the attainment of the threshold performance metric. If the 2015 performance measure exceeds the threshold level, the potential Base Grant amount would be determined based on linear interpolation from threshold to target. If the 2015 performance measure exceeds the target level, the amount of Multiplier Shares is determined based on linear interpolation up to an additional 100% of the Base Grant. One-half of such amount would vest at the end of the first eighteen month period and an additional one-half of such amount would vest on the third anniversary of the grant date based solely on the passage of time, assuming that the officer remains employed on such date. If the 2015 performance measure equals or is less than the threshold performance level, the entire award will be canceled. These awards are described below under “2015, 2014, and 2013 Awards of Equity – 2015 Awards of PBRSUs.”

(4)	This column represents time-based RSUs awards made to our Named Executive Officers in 2015.

(5)	There were no option awards made to the Named Executive Officers in 2015.

(6)

This amount represents the grant date fair value of the award calculated in accordance with FASB ASC Topic 718. The grant date fair value for RSUs and PBRSUs is derived using the closing price on the date of grant. The valuation for PBRSUs is based upon the probable outcome of the performance conditions underlying the PBRSUs (including the Multiplier Shares), consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amounts in this column do not necessarily represent the fair value for expensing purposes or the fair value of awards which were expected to vest as of December 31, 2015.

2015, 2014, and 2013 Awards of Equity

Below is a summary of the 2015, 2014, and 2013 awards of PBRSUs and other equity awards. For additional information regarding equity awards, see the CD&A under “Elements of our Compensation Program — Long-Term Incentives” in this proxy statement.

2015 Awards of Equity

In February 2015, the Compensation Committee approved annual long-term incentive grants to the Named Executive Officers. As in 2014, the Compensation Committee granted awards to each Named Executive Officer consisting of one-half PBRSUs and one-half time-based RSUs. Subject to the Multiplier described below, the Compensation Committee granted: Mr. Jackson 159,575 PBRSUs and 159,575 RSUs; Mr. Gutmann 47,493 PBRSUs and 47,493 RSUs; Mr. Schromm 41,794 PBRSUs and 41,794 RSUs; Mr. Rolls 43,694 PBRSUs and 43,694 RSUs; and Mr. Rashid 26,596 PBRSUs and 26,596 RSUs.

2015 Awards of PBRSUs. Each PBRSU represents the right to receive one share of the Company’s common stock, subject to the terms and conditions of the Amended and Restated Plan and the applicable award agreement. The 2015 PBRSUs are designed to vest in two equal amounts (tranches), subject to attainment of the threshold performance metric. Vesting of one half of the PBRSUs (Tranche 1) is based upon achievement of the performance metric during the eighteen month period starting on January 1, 2015 and ending at the close of the second financial quarter of 2016 (the “PBRSU Performance Period”). The Tranche 1 vesting amount will equal one-half of the total grant for the grantee multiplied by the attainment percentage. If the 2015 performance measure is achieved above the threshold level, the Tranche 2 amount (equal to the units that actually vested in Tranche 1) would then vest based solely on the passage of time on the third anniversary of the grant date. If the Tranche 1 threshold is not exceeded, the entire award would be canceled.

The applicable performance measures for the 2015 PBRSUs are as follows and include straight line interpolation between threshold and target Adjusted EBITDA.

Measurement Period #	Performance Goals
Adjusted EBITDA
PBRSU Performance Period	Threshold - $800 million
Target - $1 billion

The Company added a Multiplier to the PBRSU awards for certain key individuals, including the Named Executive Officers. Once the Target performance goal for Adjusted EBITDA is achieved or exceeded for the PBRSUs, the Multiplier opens and achievement of the Multiplier metrics as follows determines the payout:

	0% Payout	100% Payout
Market Share Growth (Weight 60%)	5.599%	5.900%
Revenue (Weight 40%)	$5.4 billion	$5.8 billion

The Multiplier allows participants to earn an additional 100% of the Base Grant at 100% achievement of the Multiplier metrics. Thus, the participants total award opportunity is two times the Base Grant amount.

Officer	Base Shares Eligible for Vesting	Shares Eligible for Vesting Per Multiplier Component	Total Shares Eligible for Vesting

Keith D. Jackson	159,575	159,575	319,150
Bernard Gutmann	47,493	47,493	94,986
William A. Schromm	41,794	41,794	83,588
Paul E. Rolls	43,694	43,694	87,388
Mamoon Rashid	26,596	26,596	53,192

Under the 2015 PBRSU award agreements, Adjusted EBITDA means the Company’s consolidated earnings before interest (income or expense), taxes, depreciation and amortization for the applicable performance measurement period, adjusted to exclude the following: (i) restructuring, asset impairments and other, net; (ii) goodwill and intangible asset impairment; (iii) interest expense and interest income; (iv) income tax provision; (v) third party acquisition related costs; (vi) net income attributable to non-controlling interests; (vii) depreciation and amortization; (viii) actuarial gains or losses on pension plans and other pension benefits; (ix) gain or loss on acquisitions; (x) gain or loss on debt repurchase, debt exchange, early extinguishment of debt, etc.; (xi) expensing of inventory fair market value step up; (xii) extraordinary items; and (xiii) in certain cases, unusual/non-recurring material items.

Subject to certain limitations, the Compensation Committee has the authority to determine that an alternate method to determine adjusted non-GAAP EBITDA would be more appropriate to achieve the objectives of the award.

Except as described below, if the grantee terminates employment with us for any reason, any unvested PBRSUs will be canceled and forfeited. If a Named Executive Officer’s employment is terminated without Cause (including a deemed termination for Good Reason), as such terms are defined in the grantee’s employment agreement, within two years following a Change in Control (as such term is defined in the Amended and Restated Plan, unless otherwise defined in the officer’s employment agreement), any previously unvested PBRSUs that have been earned will become vested.

The Company has filed a form of award agreement for the 2015 PBRSUs as an exhibit to its reports filed under the Exchange Act.

2015 Awards of Time-Based RSUs. Each RSU represents the right to receive one share of the Company’s common stock, subject to the terms and conditions of the award agreement.

The 2015 awards of time-based RSUs vest annually in equal amounts over a three year period on each anniversary of the grant date through March 2, 2018. Compensation Committee approval is not required for vesting. However, subject to certain limitations, if a grantee terminates his or her employment or otherwise ceases to perform services for us for any reason, including upon a termination for Cause, as such term is defined in the grantee’s employment agreement, any units that are not vested will be canceled and forfeited as of the date of termination of employment or service.

If a grantee’s employment is terminated without Cause (including a deemed termination for Good Reason), as such terms are defined in the grantee’s employment agreement, within two years following a Change in Control (as such term is defined in the Amended and Restated Plan), any previously unvested RSUs will become vested.

The Company has filed a form of award agreement for its time-based RSUs as an exhibit to its reports filed under the Exchange Act.

2014 Awards of Equity

In February 2014, the Compensation Committee approved annual long-term incentive grants to the Named Executive Officers. As in 2013, the Compensation Committee granted awards to each Named Executive Officer consisting of one-half PBRSUs and one-half time-based RSUs. Subject to the Multiplier described below, the Compensation Committee granted: Mr. Jackson 187,166 PBRSUs and 187,166 RSUs; Mr. Gutmann 58,824 PBRSUs and 58,824 RSUs; Mr. Schromm 42,781 PBRSUs and 42,781 RSUs; Mr. Rolls 48,129 PBRSUs and 48,129 RSUs; and Mr. Rashid 32,086 PBRSUs and 32,086 RSUs. In addition, the Compensation Committee approved a promotional grant of 30,644 time-based RSUs to Mr. Schromm in August of 2014.

2014 Awards of PBRSUs. Each PBRSU represents the right to receive one share of the Company’s common stock, subject to the terms and conditions of the Amended and Restated Plan and the applicable award agreement. The performance period for the 2014 PBRSU awards began on January 1, 2014 and ended on December 31, 2014, and the awards vest in equal amounts in years 1, 2 and 3, subject to the attainment of the threshold performance metric in year 1. The amount to be earned in year 1 vested on the date the Company filed its Annual Report on Form 10-K for the 2014 fiscal year since the performance metric was achieved for the performance period at above threshold. An equal amount vested in 2016 and an additional equal amount will vest in 2017, subject to continued employment of the officer on the anniversary of the grant date.

The applicable performance measures for the 2014 PBRSUs are as follows and include straight line interpolation between threshold and target Adjusted EBITDA.

Performance Measurement Period (based on the Company’s annual reporting period)	Measurement Period #	Portion of Units Eligible for Vesting	Performance Goals (dollars in millions)	Vesting Date
			Adjusted EBITDA
FY 2014	1	100%	Threshold - $460	Date on which the Company files its Form 10-K for FY 2014
			Target - $540

In 2014, the Company added a Multiplier to the PBRSU awards for certain key individuals, including the Named Executive Officers. Once the Target performance goal for Adjusted EBITDA is achieved or exceeded for the PBRSUs, the Multiplier opens and achievement of the Multiplier metrics as follows determines the payout:

	0% Payout	100% Payout
Market Share Growth (Weight 60%)	4.680%	4.851%
Revenue Growth (Weight 40%)	3.25%	8.25%

The Multiplier allows participants to earn an additional 100% of the Base Grant at 100% achievement of the Multiplier metrics. Thus, the participants total award opportunity is two times the Base Grant amount.

Officer	Base Shares Eligible for Vesting	Shares Eligible for Vesting Per Multiplier Component	Total Shares Eligible for Vesting

Keith D. Jackson	187,166	187,166	374,332
Bernard Gutmann	58,824	58,824	117,648
William A. Schromm	42,781	42,781	85,562
Paul E. Rolls	48,129	48,129	96.258
Mamoon Rashid	32,086	32,086	64,172

For 2014, Adjusted EBITDA was $578.4 million, market share growth was 5.11% and revenue growth was 13.62%, resulting in the vesting of 100% of eligible shares in 2014. Of these shares, one-third vested in 2015, an equal amount vested on the anniversary of the grant date in 2016 and an equal amount will vest on the anniversary of the grant date in 2017 if the executive remains employed on that date.

Under the 2014 PBRSU award agreements, Adjusted EBITDA means the Company’s consolidated earnings before interest (income or expense), taxes, depreciation and amortization for the applicable performance measurement period, adjusted to exclude the following: (i) restructuring, asset impairments and other, net; (ii) goodwill and intangible asset impairment;

(iii) interest expense and interest income; (iv) income tax provision; (v) net income attributable to non-controlling interests; (vi) depreciation and amortization; (vii) actuarial gains or losses on pension plans and other pension benefits; (viii) gain or loss on acquisitions; (ix) acquisition related expenses; (x) gain or loss on debt repurchase, debt exchange, and early extinguishment of debt; (xi) expensing of inventory fair market value step up; (xii) extraordinary items; and (xiii) in certain cases, unusual/non-recurring material items.

Subject to certain limitations, the Compensation Committee has the authority to determine that an alternate method to determine adjusted non-GAAP EBITDA would be more appropriate to achieve the objectives of the award.

Except as described below, if the grantee terminates employment with us for any reason, any unvested PBRSUs will be canceled and forfeited. If a Named Executive Officer’s employment is terminated without Cause (including a deemed termination for Good Reason), as such terms are defined in the grantee’s employment agreement, within two years following a Change in Control (as such term is defined in the Amended and Restated Plan, unless otherwise defined in the officer’s employment agreement), any previously unvested PBRSUs that have been earned will become vested.

The Company has filed a form of award agreement for the 2014 PBRSUs as an exhibit to its reports filed under the Exchange Act.

2014 Annual Awards of Time-Based RSUs and Promotion Grant of Time-Based RSUs to Mr. Schromm. Each RSU represents the right to receive one share of the Company’s common stock, subject to the terms and conditions of the award agreement.

The 2014 awards of time-based RSUs vest annually in equal amounts over a three year period on each anniversary of the grant date through March 3, 2017 or, for Mr. Schromm’s promotion grant, through September 2, 2017. Compensation Committee approval is not required for vesting. However, subject to certain limitations, if a grantee terminates his or her employment or otherwise ceases to perform services for us for any reason, including upon a termination for Cause, as such term is defined in the grantee’s employment agreement, any units that are not vested will be canceled and forfeited as of the date of termination of employment or service.

If a grantee’s employment is terminated without Cause (including a deemed termination for Good Reason), as such terms are defined in the grantee’s employment agreement, within two years following a Change in Control (as such term is defined in the Amended and Restated Plan), any previously unvested RSUs will become vested.

The Company has filed a form of award agreement for its time-based RSUs as an exhibit to its reports filed under the Exchange Act.

2013 Awards of Equity.

In February 2013, the Compensation Committee approved annual long-term incentive grants to the Named Executive Officers, other than Mr. Rolls. The Compensation Committee granted awards to each Named Executive Officer consisting of one-half PBRSUs and one-half time-based RSUs. The Compensation Committee granted Mr. Jackson 301,659 PBRSUs and 301,659 RSUs; Mr. Gutmann 37,707 PBRSUs and 37,708 RSUs; Mr. Schromm 71,644 PBRSUs and 71,644 RSUs; and Mr. Rashid 67,873 PBRSUs and 67,874 RSUs. In August 2013, in connection with his promotion to Executive Vice President of Sales & Marketing, Mr. Rolls was granted 30,788 RSUs and 30,788 PBRSUs.

2013 Awards of PBRSUs. The above description of the 2014 PBRSUs also applies to the 2013 PBRSUs except as described below. The performance period for the 2013 PBRSU awards began on January 1, 2013 and ended on December 31, 2013 and the awards vest in equal amounts in years 1, 2 and 3, subject to the attainment of the threshold performance metric in year 1. The amount to be earned in year 1 vested on the date the Company filed its Annual Report on Form 10-K for the 2013 fiscal year since the performance metric was achieved for the performance period at above threshold. An equal amount vested in 2015 and 2016. There is no multiplier for the 2013 PBRSUs.

The applicable performance measures for the PBRSUs for Messrs. Jackson, Gutmann and Schromm are as follows and include straight line interpolation between threshold and target Adjusted EBITDA.

Performance Measurement Period (based on the Company’s annual reporting period)	Measurement Period #	Portion of Units Eligible for Vesting	Performance Goals (dollars in millions)	Vesting Date
			Adjusted EBITDA
FY 2013	1	100%	Threshold - $440	Date on which the Company files its Form 10-K for FY 2013
			Target - $515

Award eligibility was established at 64% based on an Adjusted EBITDA of $487.9 million, resulting in the vesting of eligible shares, as follows:

Officer	Total Shares Granted	Shares Vested in 2014 Per 64% Goal Attainment	2015 Time-Based Shares Vested	2016 Time-Based Shares Vested
Keith D. Jackson	301,659	64,353	64,353	64,353
Bernard Gutmann	37,707	8,044	8,044	8,044
William A. Schromm	71,644	15,284	15,283	15,283

The applicable performance measures for the PBRSUs for Mr. Rolls are as follows and include straight line interpolation between threshold and target Adjusted EBITDA.

Performance Measurement Period	Measurement Period #	Portion of Units Eligible for Vesting	Performance Goals (dollars in millions)	Vesting Date
			Adjusted EBITDA
2H 13 – 1H 14	1	100%	Threshold - $494	Date on which the Company files its Form 10-Q for 2nd quarter of FY 2014
			Target - $579

Based on the determined Adjusted EBITDA for the Performance Measurement Period, 47% of eligible shares vested in 2014, as follows:

Officer	Total Shares Granted	Shares Vested in 2014 Per 47% Goal Attainment	2015 Time-Based Shares Vested	2016 Time- Based Shares Vested
Paul E. Rolls	30,788	4,823	4,823	4,823

The applicable performance measures for the PBRSUs for Mr. Rashid are as follows and include straight line interpolation between threshold and target System Solutions Group revenue and Adjusted EBIT.

	System Solutions Group Revenue	System Solutions Group Adjusted EBIT
Threshold	$640 million	$-38 million	0%
Target	$700 million	$-18 million	100%

For 2013, 7% of eligible shares vested as follows, based on System Solutions Group revenue of $648.6 million (as adjusted for Yen fluctuations using a Yen to dollar exchange rate of 87 to 1) and Adjusted EBIT of -$56.1 million:

Officer	Total Shares Granted	Shares Vested in 2014 Per 7% Goal Attainment	2015 Time-Based Shares Vested	2016 Time- Based Shares Vested
Mamoon Rashid	67,873	1,583	1,583	1,583

All unvested units that could have been earned in year 1 and an equal amount in years 2 and 3 were canceled on the date the Company filed its 10-K for fiscal 2013.

Under the 2013 PBRSU award agreements, Adjusted EBITDA means the Company’s consolidated earnings before interest (income or expense), taxes, depreciation and amortization for the applicable performance measurement period, adjusted to exclude the following:     (i)

restructuring, asset impairments and other, net; (ii) goodwill and intangible asset impairment; (iii) interest expense and interest income; (iv) income tax provision; (v) net income attributable to non-controlling interests; (vi) depreciation and amortization; (vii) actuarial gains or losses on pension plans and other pension benefits; (viii) gain or loss on acquisitions; (ix) gain or loss on debt repurchase, debt exchange, and early extinguishment of debt; (x) expensing of inventory fair market value step up; (xi) extraordinary items; (xii) non-cash System Solutions Group integration related asset write-downs and impairments; and (xiii) unusual/non-recurring material items.

Under the 2013 PBRSU award agreements for Mr. Rashid, Adjusted EBIT means the Company’s System Solutions Group’s earnings before interest (income or expense) and taxes, for the applicable performance measurement period, adjusted to exclude the following: (i) restructuring, asset impairments and other, net; (ii) goodwill and intangible asset impairment; (iii) interest expense and interest income; (iv) income tax provision; (v) net income attributable to non-controlling interests; (vi) actuarial gains or losses on pension plans and other pension benefits; (vii) gain or loss on acquisitions; (viii) expensing of inventory fair market value step up; (ix) non-cash System Solutions Group integration related asset write-downs and impairments; (x) amounts included in other income and expense on the System Solutions Group operational profit and loss statement and (xi) in certain cases, unusual/non-recurring material items.

The Company has filed a form of award agreement for the 2013 PBRSUs as an exhibit to its reports filed under the Exchange Act.

2013 Awards of Time-Based RSUs. The above description of the 2014 time-based RSUs also applies to the 2013 time-based RSUs, except as described below.

Other than for Mr. Rolls, the 2013 awards of time-based RSUs vest annually in equal amounts over a three year period on each anniversary of the grant date through March 25, 2016. With respect to Mr. Rolls’ promotion award, the RSUs will vest annually in equal amounts over a three-year period on each anniversary of the grant date through August 5, 2016.

The Company has filed a form of award agreement for its time-based RSUs as an exhibit to its reports filed under the Exchange Act.

Outstanding Equity Awards At Fiscal Year-End 2015

Options							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Keith D. Jackson	03/05/2007	414,800			9.21	03/05/2017
	03/05/2012	446,429	29,762		8.40	03/05/2019
	03/25/2013						100,553	985,419
	03/25/2013						64,353	630,659
	03/03/2014						124,777	1,222,815
	03/03/2014						249,554	2,445,629
	03/02/2015						159,575	1,563,835
	03/02/2015								319,150	3,127,670
Bernard Gutmann	03/23/2006	30,000			6.83	03/23/2016
	03/05/2007	25,000			9.21	03/05/2017
	03/03/2008	20,000			5.93	03/03/2018
	07/06/2010	4,000			6.31	07/06/2017
	03/05/2012	6,250	417		8.40	03/05/2019
	10/01/2012	122,450	40,816		6.13	10/01/2019
	03/25/2013						12,569	123,176
	03/25/2013						8,044	78,831
	03/03/2014						39,216	384,317
	03/03/2014						78,432	768,634
	03/02/2015						47,493	465,431
	03/02/2015								94,986	930,863
William Schromm	03/05/2007	60,000			9.21	03/05/2017
	03/03/2008	60,000			5.93	03/03/2018
	03/05/2012	50,968	3,398		8.40	03/05/2019
	03/25/2013						23,881	234,034
	03/25/2013						15,283	149,773
	03/03/2014						28,520	279,496
	03/03/2014						57,040	558,992
	09/02/2014						20,429	200,204

	03/02/2015					41,794	$409,581
	03/02/2015							83,588	$819,162
Paul Edward Rolls	11/05/2012	23,220	23,219	6.46	11/05/2019
	08/05/2013					10,262	100,568
	08/05/2013					4,823	47,265
	03/03/2014					32,086	314,443
	03/03/2014					64,172	628,886
	03/02/2015					43,694	428,201
	03/02/2015							87,388	856,402
Mamoon Rashid	03/05/2007	17,500		9.21	03/05/2017
	03/03/2008	18,000		5.93	03/03/2018
	09/02/2008	20,000		9.14	09/02/2018
	12/05/2011	5,000		8.11	12/05/2018
	03/05/2012	8,437	563	8.40	03/05/2019
	03/25/2013					22,624	221,715
	03/25/2013					1,583	15,513
	03/03/2014					21,390	209,622
	03/03/2014					42,780	419,244
	03/02/2015					26,596	260,641
	03/02/2015							53,192	521,282

(1)

In general, options vest pro rata over a four-year period beginning on the first anniversary of the date of grant, subject to the Company’s 2000 SIP, Amended and Restated Plan or relevant acquired stock incentive plan and the respective grant agreement, with the exception of options granted on March 5, 2012. For options granted on March 5, 2012, the options vest as follows: approximately 25% on March 13, 2013 and approximately 6.25% quarterly thereafter on each June 5th, September 5th, December 5th and March 5th, up to and including March 5, 2016, subject to the terms and conditions of the Amended and Restated Plan and the related grant agreement.

(2)

Except as described below, this column represents outstanding awards of time-based RSUs. The awards vest pro rata over a three year period, on the anniversary of the date of grant, subject to the Amended and Restated Plan and relevant grant agreement. We describe the 2013 RSUs in more detail above under the heading “2015, 2014 and 2013 Awards of Equity — 2013 Awards of Time-Based RSUs.” We describe the 2014 RSUs in more detail above under the heading “2015, 2014 and 2013 Awards of Equity — 2014 Annual Awards of Time-Based RSUs and Promotion Grant of Time-Based RSUs to Mr. Schromm.” We describe the 2015 RSUs in more detail above under the heading “2015, 2014 and 2013 Awards of Equity — 2015 Awards of Time-Based RSUs” and in the CD&A under the heading “Elements of our Compensation Program — Long-Term Incentives.” The amounts in this column for the second listed award granted on March 25, 2013 and March 3, 2014 for each officer (August 5, 2013 and March 3, 2014 for Mr. Rolls) represent PBRSUs for which the performance condition has been satisfied and the remaining amount is to vest based solely on the passage of time. We describe these PBRSUs, including the vesting of the PBRSUs, above under “2015, 2014, and 2013 Awards of Equity — 2013 Awards of Equity — 2013 Awards of PBRSUs” and “2014 Awards of Equity — 2014 Awards of PBRSUs.”

(3)

The amount in this column is calculated by multiplying the closing market price of our common stock at the end of 2015 ($9.80 per share as of December 31, 2015) by the number of RSUs or PBRSUs listed for the specified officer. The amounts in this column do not necessarily represent the fair value for expensing purposes or the fair value of awards which were expected to vest as of December 31, 2015.

(4)

This column represents outstanding awards of PBRSU that remain subject to a performance condition (including the Multiplier Shares) and includes the maximum number of PBRSUs that would vest assuming that all performance goals are achieved. The number of threshold, target and maximum shares are also described in columns (f), (g) and (h) of the Grant of Plan-Based Awards table above in this proxy statement. These awards are subject to the Amended and Restated Plan and relevant grant agreements. We describe these PBRSUs, including the vesting of the PBRSUs, above under “2015, 2014, and 2013 Awards of Equity” and, as to the 2015 awards, in the CD&A under the heading “Elements of our Compensation Program — Long-Term Incentives.” The amounts in this column do not necessarily represent the number of shares used for expensing purposes or the number of awards which were expected to vest as of December 31, 2015. For the amount of awards expected to vest as of a recent date, see footnote (1) to the Summary Compensation Table above in this proxy statement. The estimated number of units which are expected to vest are evaluated and adjusted each reporting period, as necessary, in connection with the Company’s quarterly and annual financial statements.

2015 Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number Of Shares Acquired On Exercise (#)(1)	Value Realized On Exercise ($)(2)	Number Of Shares Acquired On Vesting (#)(3)	Value Realized On Vesting ($)(4)
(a)	(b)	(c)	(d)	(e)
Keith D. Jackson	-	-	441,358	5,518,471
Bernard Gutmann	10,000	62,000	107,897	1,266,794
William Schromm	18,000	44,731	102,354	1,241,732
Paul Edward Rolls	46,440	236,287	78,695	945,721
Mamoon Rashid	26,200	137,810	57,983	720,546

(1)	This column represents the number of shares underlying options that were exercised by the Named Executive Officer in 2015.

(2)

If the officer executed a same-day-sale transaction, the value realized equals the difference between the per share exercise price of the option and the per share sales price upon sale, multiplied by the number of shares for which the option was exercised. If the officer executed an exercise and hold transaction, the value realized equals the difference between the per share exercise price of the option and the fair market value of a share of our common stock on such date of exercise, multiplied by the number of shares for which the option was exercised.

(3)	This column represents the total number of shares underlying RSUs that vested in 2015, including PBRSUs.

(4)

The value realized equals the number of shares of stock vested multiplied by the market value of a share of our common stock on the date of vesting or the next prior trading date if the vesting date is not a trading date.

Employment, Severance, and Change in Control Agreements and Arrangements

We currently have employment agreements with each of our Named Executive Officers. Each of the employment agreements described entitles the officer to a specified base salary and to a target percentage of base salary for purposes of our semi-annual cash incentive plans, subject to Board review from time to time or additional Board action. The employment agreements also generally provide for certain payments or benefits in the event of the termination of employment of the executive in various circumstances, including after a “Change in Control.” Unless otherwise specified in the description of the particular employment agreement, “Change in Control” has the meaning given in the 2000 SIP. Generally, the 2000 SIP defines “Change in Control” to mean the occurrence of any of the following events:

(i)        any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets or those of Semiconductor Components Industries, LLC to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof;

(ii)        the approval by the holders of our stock and the consummation of any plan or proposal for our liquidation or dissolution;

(iii)      any person or Group shall become the beneficial owner, directly or indirectly, of shares representing more than 25% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of Directors (the “Voting Stock”) of us and such person or Group has the power and authority to vote such shares;

(iv)      the actual replacement of a majority of the Board over a two-year period from the individual Directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved;

(v)       any person or Group shall have acquired shares of Voting Stock such that such person or Group has the power and authority to elect a majority of the members of our Board of Directors; or

(vi)      the consummation of a merger or consolidation of us with another entity in which holders of our stock immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving corporation in such transaction.

Mr. Jackson

We entered into an employment agreement with Keith Jackson, our President and Chief Executive Officer, effective on November 19, 2002, and amended from time to time, most recently on March 24, 2010. We agreed to employ Mr. Jackson in those capacities for three years, beginning January 1, 2003. Although the initial three year employment period has expired, the agreement is automatically extended for additional one-year periods, unless either party gives notice of non-renewal at least 60 days before the end of any such period. The agreement also requires us to cause Mr. Jackson to be elected to our Board of Directors.

The employment agreement entitled Mr. Jackson to an initial base salary of $500,000, subject to Board review from time to time, and sets a target percentage of base salary for purposes of our bonus programs, subject to Board action and review from time to time. The employment agreement also provides Mr. Jackson with a monthly car allowance of up to $1,200.

Under the employment agreement, when he was first hired Mr. Jackson also received options to purchase 1,000,000 shares of our common stock under our 2000 SIP and 200,000 shares of our common stock under our 1999 Founders Stock Option Plan as amended (“Founders Plan”), at an exercise price of $1.80 per share. These options vested in equal installments over a four year period beginning on the first anniversary of the date of grant. Those options were to expire at the first to occur of: (i) 90 days after termination for any other reason other than Cause, death or disability; (ii) two years after Mr. Jackson’s death, disability, or termination by us without Cause; (iii) the termination date if he is terminated for Cause; or (iv) ten years after the grant date.

The employment agreement also requires us to make specified payments to Mr. Jackson if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” “Cause” is defined to mean:

•	a material breach by Mr. Jackson of the employment agreement after notice and a reasonable period of time (not to exceed 30 days) to cure the breach;

•

the failure by Mr. Jackson to reasonably and substantially perform his duties under the employment agreement, other than as a result of physical or mental illness or injury, after notice and a reasonable period of time (not to exceed 30 days) to cure the failure;

•	willful misconduct or gross negligence which is materially injurious to us; or

•	the commission of a felony or other serious crime involving moral turpitude.

“Good Reason” means:

•	a material breach of the employment agreement by us; or

•	a material diminution of Mr. Jackson’s duties and responsibilities under the employment agreement;

in each case after providing us with notice and a reasonable period of time (not to exceed 30 days) to cure the breach or diminution. The employment agreement treats Mr. Jackson’s resignation for Good Reason as a termination by us without Cause.

Under the employment agreement, if Mr. Jackson’s employment is terminated without Cause or if he resigns for Good Reason, he will be entitled to receive accrued and unused vacation and base salary to the date of termination and additional payments of base salary at the rate in effect immediately prior to the termination date for a period of two years. We will pay the additional base salary in accordance with our normal payroll practices, provided that the amount of payments during the six-month period following Mr. Jackson’s date of termination does not exceed the separation pay exception amount set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (“409A”). Any amount subject to the separation pay exception in 409A will be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply as of Mr. Jackson’s date of termination, then this amount will be paid (i) in an initial lump sum equal to six months’ base salary (net of applicable taxes and withholdings) on the six-month anniversary of the date of termination and (ii) thereafter in installments consistent with the Company’s normal payroll practices. To receive these payments, Mr. Jackson must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in the employment agreement. The non-solicitation and non-compete covenants are effective for a period of two years following Mr. Jackson’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date. The agreement requires Mr. Jackson to seek comparable employment upon such termination, and the termination amount that we must pay will be offset by any amounts he earns from other comparable employment during the two-year payment period.

In the event of Mr. Jackson’s death or disability, the employment agreement requires us to pay him accrued but unused vacation, accrued but unpaid base salary, any bonus earned with respect to prior performance cycles under our incentive plans and an amount equal to the cash bonus he earned in the previous year times the percentage of the fiscal year that has passed prior to his termination.

If Mr. Jackson’s employment is terminated without “Cause” or he resigns for “Good Reason” within two years following a “Change in Control,” in addition to the other benefits provided in his employment agreement, we will provide continuation of medical benefits for the greater of two years after the date of termination or the remainder of Mr. Jackson’s employment period.

Mr. Gutmann

We entered into an employment agreement with Bernard Gutmann, our Executive Vice President, Chief Financial Officer, and Treasurer, effective on September 26, 2012. The agreement does not have a specified termination date. The employment agreement entitled Mr. Gutmann to an initial base salary of $396,000, subject to Board review from time to time, and sets a target percentage of base salary for purposes of our bonus programs, subject to Board action and review from time to time. In addition, the employment agreement entitles Mr. Gutmann to a monthly car allowance of $1,200 and the reimbursement of up to $10,000 of financial planning expenses annually.

The employment agreement also requires us to make specified payments to Mr. Gutmann if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” “Cause” is defined to mean:

•	a material breach by Mr. Gutmann of the employment agreement;

•	the failure by Mr. Gutmann to reasonably and substantially perform his duties under the employment agreement (other than as a result of physical or mental illness or injury);

•	Mr. Gutmann’s willful misconduct or gross negligence which is materially injurious to us; and

•	the commission by Mr. Gutmann of a felony or other serious crime involving moral turpitude.

In the case of the first two bullets above, we must provide notice to Mr. Gutmann indicating in reasonable detail the events or circumstances that we believe constitute Cause and, if such breach or failure is reasonably susceptible to cure, provide Mr. Gutmann with a reasonable period of time (not to exceed 30 days) to cure such breach or failure.

“Good Reason” means:

•	a material breach of the employment agreement by us,

•

without Mr. Gutmann’s written consent, reducing his salary, as in effect immediately prior to such reduction, while at the same time not proportionately reducing the salaries of the other comparable officers of the Company, or

•

without Mr. Gutmann’s written consent, a material and continued diminution of his duties and responsibilities hereunder, unless he is provided with comparable duties and responsibilities in a comparable position (i.e., a position of equal or greater duties and responsibilities).

In the case of any of the bullets above, Mr. Gutmann must notify us within 30 days after the event or events which he believes constitute Good Reason and describe in such notice in reasonable detail such event or events and provide us a 30 day period after delivery of such notice to cure such breach or diminution.

If we terminate Mr. Gutmann’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Gutmann’s date of termination (to the extent not previously paid); (iii) continued payments of base salary for twelve months after the date of termination in accordance with our normal payroll practice, subject to the restrictions set forth below; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Gutmann’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount payable during such six-month period that is in excess of the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Gutmann’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends. If payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). We must also pay Mr. Gutmann’s health plan continuation premiums for up to one year following termination, and he would be entitled to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Gutmann must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr. Gutmann’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.

If Mr. Gutmann’s employment is terminated (without “Cause” or for “Good Reason”) within 24 months after a “Change in Control,” in addition to the other benefits provided in his employment agreement, and notwithstanding any provision in the applicable award agreement, any outstanding but unvested stock options and any time-based RSUs or PBRSUs that were granted either on or before the date he signed his employment agreement or in connection with his promotion to be our Executive Vice President and Chief Financial Officer will vest and all such options (vested and unvested) will remain exercisable until the first to occur of (i) one year after the date of termination, and (ii) either the tenth anniversary or seventh anniversary of the grant date of the options depending upon what the relevant option grant agreement specifies with regard to an option’s term or expiration date. For Mr. Gutmann, Change in Control is defined in the Amended and Restated Plan, which is filed with our proxy statement for our 2012 annual meeting.

Mr. Schromm

We entered into an employment agreement with William A. Schromm, our Executive Vice President and Chief Operating Officer, effective on August 25, 2014. The agreement does not have a specified termination date. The employment agreement entitled Mr. Schromm to an initial base salary of $400,000, subject to Board review from time to time, and sets a target percentage of base salary for purposes of our cash incentive plans, subject to Board action and review from time to time. The employment agreement further entitles Mr. Schromm to a monthly car allowance of $1,200 and the reimbursement of up to $10,000 of financial planning expenses annually.

The employment agreement also requires us to make specified payments to Mr. Schromm if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Schromm’s employment agreement has the same definition of “Cause” and “Good Reason” as in Mr. Gutmann’s employment agreement described above.

If we terminate Mr. Schromm’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Schromm’s date of termination (to the extent not previously paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice and which shall begin on the first payroll period immediately following the date on which the general release and waiver described below becomes irrevocable; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs (based on achievement of the applicable performance criteria). The amount of payment set forth in (iii) above during the six-month period following Mr. Schromm’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is payable during such six-month period that is in excess of the separation pay exception limitation shall be paid in a single lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply, then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Schromm’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance period at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance period ending on December 31st before January 1st or after March 15th of the year following the year in which the performance period ends. If payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). We must also pay Mr. Schromm’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Schromm must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr.

Schromm’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.

If Mr. Schromm’s employment is terminated (without “Cause” or for “Good Reason”) within two years after a “Change in Control,” in addition to the other benefits provided in his employment agreement, and notwithstanding any provision in the applicable award agreement, any outstanding but unvested stock options and any time-based RSUs or PBRSUs that were granted on or before the date he signed his employment agreement, or in connection with Mr. Schromm’s promotion, will vest and all such options (vested and unvested) will remain exercisable until the first to occur of (1) one year after the date of termination and (2) either the tenth anniversary or the seventh anniversary of the grant date of such options, depending upon what the relevant option grant agreement specifies with regard to an option’s term or expiration date. If we determine in good faith that the extension of the option’s exercise period results in the options being considered non-qualified deferred compensation subject to 409A, such extension shall not take effect.

Mr. Rolls

We entered into an employment agreement with Paul E. Rolls, our Executive Vice President, Sales and Marketing, effective on July 14, 2013. The agreement does not have a specified termination date. The employment agreement entitled Mr. Rolls to an initial base salary of $390,000, subject to Board review from time to time, and sets a target percentage of base salary for purposes of our cash incentive plans, subject to Board action and review from time to time. The employment agreement further entitles Mr. Rolls to a monthly car allowance of $1,200 and the reimbursement of up to $10,000 of financial planning expenses annually.

The employment agreement also requires us to make specified payments to Mr. Rolls if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Rolls’ employment agreement has the same definition of “Cause” and “Good Reason” as in Mr. Gutmann’s employment agreement described above.

If we terminate Mr. Rolls’ employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Rolls’ date of termination (to the extent not previously paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice and which shall begin on the first payroll period immediately following the date on which the general release and waiver described below becomes irrevocable; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs (based on achievement of the applicable performance criteria). The amount of payment set forth in (iii) above during the six-month period following Mr. Rolls’ date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is payable during such six-month period that is in excess of the separation pay exception limitation shall be paid in a single lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply, then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Rolls’ date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance period at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance period ending on December 31st before January 1st or after March 15th of the year following the year in which the performance period ends. If payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). We must also pay Mr. Rolls’ health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Rolls must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr. Rolls’ termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.

If Mr. Rolls’ employment is terminated (without “Cause” or for “Good Reason”) within two years after a “Change in Control,” in addition to the other benefits provided in his employment agreement, and notwithstanding any provision in the applicable award agreement, any outstanding but unvested stock options and any time-based RSUs or PBRSUs that were granted on or before the date he signed his employment agreement, or in connection with Mr. Rolls’ promotion, will vest and all such options (vested and unvested) will remain exercisable until the first to occur of (1) one year after the date of termination and (2) either the tenth anniversary or the seventh anniversary of the grant date of such options, depending upon what the relevant option grant agreement specifies with regard to an option’s term or expiration date. If we determine in good faith that the extension of the option’s exercise period results in the options being considered non-qualified deferred compensation subject to 409A, such extension shall not take effect.

Mr. Rashid

We entered into an employment agreement with Mamoon Rashid, our Senior Vice President and General Manager, System Solutions Group, effective on January 7, 2013. The agreement does not have a specified termination date. The employment agreement entitled Mr. Rashid to an initial base salary of $330,000, subject to Board review from time to time, and sets a target percentage of base salary for purposes of our cash incentive plans, subject to Board action and review from time to time. The employment agreement further entitles Mr. Rashid to a monthly car allowance of $1,200 while working in the United States and the reimbursement of up to $10,000 of financial planning expenses annually.

The employment agreement also requires us to make specified payments to Mr. Rashid if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Rashid’s employment agreement has the same definition of “Cause” and “Good Reason” as in Mr. Gutmann’s employment agreement described above.

If we terminate Mr. Rashid’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Rashid’s date of termination (to the extent not previously paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice and which shall begin on the first payroll period immediately following the date on which the general release and waiver described below becomes irrevocable; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs (based on achievement of the applicable performance criteria). The amount of payment set forth in (iii) above during the six-month period following Mr. Rashid’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is payable during such six-month period that is in excess of the separation pay exception limitation shall be paid in a single lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply, then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Rashid’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance period at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance period ending on December 31st before January 1st or after March 15th of the year following the year in which the performance period ends. If payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1 (b)(4)(ii). We must also pay Mr. Rashid’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Rashid must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr. Rashid’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.

If Mr. Rashid’s employment is terminated (without “Cause” or for “Good Reason”) within two years after a “Change in Control,” in addition to the other benefits provided in his employment agreement, and notwithstanding any provision in the applicable award agreement, any outstanding but unvested stock options and any time-based RSUs or PBRSUs that were granted on or before the date he signed his employment agreement, or in connection with Mr. Rashid’s promotion, will vest and all such options (vested and unvested) will remain exercisable until the first to occur of (1) one year after the date of termination and (2) either the tenth anniversary or the seventh anniversary of the grant date of such options, depending upon what the relevant option grant agreement specifies with regard to an option’s term or expiration date. If we determine in good faith that the extension of the option’s exercise period results in the options being considered non-qualified deferred compensation subject to 409A, such extension shall not take effect.

Pursuant to a separate Retention Bonus Agreement, Mr. Rashid was also entitled to a $200,000 retention bonus, paid up front, and to be made non-refundable upon the fulfillment of certain conditions, including that Mr. Rashid maintain continuous employment with us for two years.

Potential Payments Upon Termination of Employment or Change in Control

In the tables below, we summarize the estimated payments that will be made to each of our Named Executive Officers upon a termination of employment in the various circumstances listed. The table for each Named Executive Officer should be read together with the description of that officer’s employment agreement above. Unless we note otherwise in the individual table, the major assumptions that we used in creating the tables are set forth directly below.

Date of Termination.  The tables assume that any triggering event (i.e., termination, resignation, Change in Control, death or disability) took place on December 31, 2015, with base salaries in effect at the end of the 2015 fiscal year being used for purposes of any severance payout calculation.

Off-setting employment.     For purposes of the table, we have assumed that each Named Executive Officer was not able to obtain comparable employment during the applicable period, which would off-set the Company’s severance payment obligations if such term was set forth in his employment agreement.

Price Per Share of Common Stock.  Calculations requiring a per share stock price are made on the basis of the closing price of $9.80 per share of our common stock on the NASDAQ Global Select Market on December 31, 2015.

Cash Payment upon a Change in Control.  No cash payment will be made solely because of a Change in Control. For each Named Executive Officer, the cash payments described under the heading “Termination Following a Change in Control” would be triggered upon a termination without Cause or resignation for Good Reason within two years following a Change in Control.

Equity Acceleration upon a Change in Control.  The terms and provisions of the 2000 SIP as in effect prior to the adoption of the Amended and Restated Plan, will continue to govern prior awards until all stock awards granted prior to the adoption of the Amended and Restated Plan have been exercised, forfeited, canceled, expired, or otherwise terminated in accordance with the terms of such grants. Under both the 2000 SIP and the Amended and Restated Plan, the Board of Directors of the Company, in its discretion, can provide for acceleration of the vesting and the lapse of restrictions on all outstanding options or other awards upon a Change in Control (as defined in the 2000 SIP or the Amended and Restated Plan, as the case may be). Generally, under the award agreements for awards granted under the 2000 SIP and the Amended and Restated Plan, outstanding options, RSUs and the earned portion of any PBRSUs (including any shares earned under a multiplier component) vest automatically if the Company terminates the officer’s employment with the Company without Cause (including a deemed termination for Good Reason) (as these terms are defined in the applicable award agreement) within two years following a Change in Control.

Medical and Other Benefits.    The tables below do not include certain medical, disability or outplacement services benefits that may be payable on termination as set forth in the Named Executive Officers’ employment agreements. We also do not include any amounts payable on termination that are generally available to all employees on a non-discriminatory basis. As described in their employment agreements, Messrs. Gutmann, Schromm, Rolls, and Rashid are generally entitled to Company-paid continuation of healthcare benefits under COBRA regulations for a period of up to one year following termination without Cause or resignation for Good Reason (including circumstances involving a Change in Control). Mr. Jackson is entitled to the continuation of healthcare benefits under COBRA for a period of up to two years upon a termination without Cause or resignation for Good Reason within two years following a Change in Control. As of December 31, 2015, the monthly cost of such benefits for such officers ranged between approximately $380 to $1,244 depending on medical plan and dependent enrollment. Finally, the tables do not include amounts (see footnote (5) to the Summary Compensation Table) payable by the Company on behalf of each Named Executive Officer to cover the cost of an additional $500,000 of life insurance, which insurance benefit is not generally available to all employees on a non-discriminatory basis and would be realized in the event of the death of the Named Executive Officer. Messrs. Gutmann, Schromm, Rolls, and Rashid are also entitled to outplacement services following a termination without Cause or resignation for Good Reason in an amount not to exceed $5,000.

Retirement.  A normal retirement is treated as a resignation other than for Good Reason in the tables. Upon retirement, Named Executive Officers would receive earned but unpaid salary and accrued but unused vacation time.

Cash Incentive Program.     We describe our cash incentive program in the CD&A under “Elements of our Compensation Program — Semi-Annual Cash Incentive Programs.”

The following table describes the potential payments upon termination or a change in control of the Company for Keith D. Jackson, our President and Chief Executive Officer.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change in Control ($)	Change in Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	1,780,000 (1)	1,780,000 (1)	0	0	0	0
Cash Incentive	0	0	0	246,564 (2)	0	0
Long-term Incentives:	0
Acceleration of Unvested Stock Options and Restricted Stock Units	0	8,453,859 (3)	0 (4)	0	0	0
Total:	1,780,000 (1)	10,233,859	0 (4)	246,564 (2)	0	0

(1)

Mr. Jackson’s severance payment following a termination without Cause or a resignation for Good Reason is equal to two years of annual base salary. Mr. Jackson’s base salary at the end of fiscal 2015 was $890,000.

(2)

In the event Mr. Jackson is terminated due to death or disability, Mr. Jackson or his estate is entitled to any bonus earned with respect to prior performance cycles and an amount equal to the cash bonus he earned in the previous year times the percentage of the fiscal year that has passed prior to his termination. For purposes of this column, we have assumed that Mr. Jackson’s death or disability was as of December 31, 2015 and that his cash incentive bonus for the second half of 2015 was earned but unpaid at that time. Mr. Jackson’s cash incentive bonus for the second half of 2015 was $246,564.

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change in Control as described above under “Equity Acceleration upon a Change in Control.” This amount denotes the incremental difference between the market value on December 31, 2015 and the exercise price (if any) of unvested options, RSUs or PBRSUs (including the Multiplier Shares) for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change in Control as described above under “Equity Acceleration upon a Change in Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change in Control” and described in footnote (3).

The following table describes the potential payments upon termination or a change in control of the Company for Bernard Gutmann, our Executive Vice President, Chief Financial Officer and Treasurer.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change in Control ($)	Change in Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	460,277 (1)	460,277 (1)	0	0	0	0
Cash Incentive	67,494 (2)	67,494 (2)	0	0	0	0
Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0	2,436,403 (3)	0 (4)	0	0	0
Total:	527,771	2,964,174	0 (4)	0	0	0

(1)

Mr. Gutmann’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Gutmann’s base salary at the end of fiscal 2015 was $460,227.

(2)

This amount anticipates that Mr. Gutmann is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Gutmann’s date of termination was as of December 31, 2015 and that his cash incentive bonus for the second half of 2015 was earned but unpaid at that time. Mr. Gutmann’s cash incentive bonus for the second half of 2015 was $67,494.

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change in Control as described above under “Equity Acceleration upon a Change in Control.” This amount denotes the incremental difference between the market value on December 31, 2015 and the exercise price (if any) of unvested options, RSUs or PBRSUs (including the Multiplier Shares) for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change in Control as described above under “Equity Acceleration upon a Change in Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change in Control” and described in footnote (3).

The following table describes the potential payments upon termination or a change in control of the Company for William Schromm, our Executive Vice President and Chief Operating Officer.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change in Control ($)	Change in Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	416,000 (1)	416,000 (1)	0	0	0	0
Cash Incentive	61,128 (2)	61,128 (2)	0	0	0	0
Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0	2,246,419 (3)	0 (4)	0	0	0
Total:	477,128	2,723,547	0 (4)	0	0	0

(1)

Mr. Schromm’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Schromm’s base salary at the end of fiscal 2015 was $416,000.

(2)

This amount anticipates that Mr. Schromm is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Schromm’s date of termination was as of December 31, 2015 and that his cash incentive bonus for the second half of 2015 was earned but unpaid at that time. Mr. Schromm’s cash incentive bonus for the second half of 2015 was $61,128.

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change in Control as described above under “Equity Acceleration upon a Change in Control.” This amount denotes the incremental difference between the market value on December 31, 2015 and the exercise price (if any) of unvested options, RSUs or PBRSUs (including the Multiplier Shares) for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change in Control as described above under “Equity Acceleration upon a Change in Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change in Control” and described in footnote (3).

The following table describes the potential payments upon termination or a change in control of the Company for Paul E. Rolls, our Executive Vice President, Sales and Marketing.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change in Control ($)	Change in Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	440,154 (1)	440,154 (1)	0	0	0	0
Cash Incentive	60,595 (2)	60,595 (2)	0	0	0	0
Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0	2,025,115 (3)	0 (4)	0	0	0
Total:	500,749	2,525,864	0 (4)	0	0	0

(1)

Mr. Rolls’ severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Rolls’ base salary at the end of fiscal 2015 was $440,154.

(2)

This amount anticipates that Mr. Rolls is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Rolls’ date of termination was as of December 31, 2015 and that his cash incentive bonus for the second half of 2015 was earned but unpaid at that time. Mr. Rolls’ cash incentive bonus for the second half of 2015 was $60,595.

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change in Control as described above under “Equity Acceleration upon a Change in Control.” This amount denotes the incremental difference between the market value on December 31, 2015 and the exercise price (if any) of unvested options, RSUs or PBRSUs (including the Multiplier Shares) for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change in Control as described above under “Equity Acceleration upon a Change in Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change in Control” and described in footnote (3).

The following table describes the potential payments upon termination or a change in control of the Company for Mamoon Rashid, our Senior Vice President and General Manager, System Solutions Group.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change in Control ($)	Change in Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	350,097 (1)	350,097 (1)	0	0	0	0
Cash Incentive	38,635 (2)	38,635 (2)	0	0	0	0
Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0	1,388,164 (3)	0 (4)	0	0	0
Total:	388,732	1,776,896	0 (4)	0	0	0

(1)

Mr. Rashid’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Rashid’s base salary at the end of fiscal 2015 was $350,097.

(2)

This amount anticipates that Mr. Rashid is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Rashid’s date of termination was as of December 31, 2015 and that his cash incentive bonus for the second half of 2015 was earned but unpaid at that time. Mr. Rashid’s cash incentive bonus for the second half of 2015 was $38,635.

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change in Control as described above under “Equity Acceleration upon a Change in Control.” This amount denotes the incremental difference between the market value on December 31, 2015 and the exercise price (if any) of unvested options, RSUs or PBRSUs (including the Multiplier Shares) for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change in Control as described above under “Equity Acceleration upon a Change in Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change in Control” and described in footnote (3).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during fiscal 2015 were J. Daniel McCranie, Atsushi Abe, Curtis J. Crawford, Bernard L. Han (through May 20, 2015) and Teresa Ressel (from May 21, 2015). None of the members of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. During fiscal 2015, none of the members of the Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K. During fiscal 2015, none of our executive officers served on the boards of directors or the compensation committees of any entities, one of whose executive officers serves on our Board or Compensation Committee. None of our current or past executive officers has served on the Compensation Committee.

AUDIT COMMITTEE REPORT3

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of disclosure controls and procedures (including internal control over financial reporting) and the qualifications, independence and performance of its independent registered public accounting firm. It has the sole authority and responsibility to select, oversee and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our disclosure controls and procedures (including internal control over financial reporting) and the overall quality of our financial reporting.

The Audit Committee, comprised at the time of four independent Outside Directors and operating under its written charter, has: (i) reviewed and discussed the audited financial statements with our management; (ii) discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board; (iii) received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; (iv) discussed with the independent registered public accounting firm such independent registered public accounting firm’s independence; and (v) discussed with management critical accounting policies and the processes and controls related to the President and Chief Executive Officer and the Chief

3 Pursuant to Instruction 1 to Item 407(d) of Regulation S-K, the information set forth under “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A or 14C, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

Financial Officer financial reporting certifications required by the Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Commission.

Based on its review and discussions listed above, as well as such other matters deemed relevant and appropriate by it, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the Commission.

It is not the duty of the Audit Committee to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with GAAP or to plan or conduct audits. Those are the responsibilities of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board, the Audit Committee has relied on: (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (2) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

This report is submitted by the Audit Committee.

Emmanuel T. Hernandez, Chairman

Atsushi Abe

Alan Campbell

Teresa M. Ressel

PRINCIPAL STOCKHOLDERS

Except as discussed in the footnotes below, the following table sets forth, as of March 23, 2016, certain information regarding any person who is a beneficial owner of more than five percent of our common stock. The percentages of class amounts set forth in the table below are based on 413,512,258 shares of our common stock outstanding on March 23, 2016. The information with respect to the number of shares of common stock that the persons listed below beneficially own includes sole or shared voting power or investment power and is based solely on the information most recently filed by such persons with the Commission under the Exchange Act.

	Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Janus Capital Management LLC
151 Detroit Street
Denver, Colorado 80206	25,931,709 (1)	6.3%

The Vanguard Group, Inc.
100 Vanguard Blvd.
Malvern, Pennsylvania 19355	27,804,038 (2)	6.7%

(1)

The number of shares of common stock for Janus Capital Management LLC (“Janus”) is based solely on the information contained in the Schedule 13G (Amendment No. 6) filed with the Commission on February 16, 2016. Janus has sole voting and dispositive power with respect to 25,862,709 shares it beneficially owns and has shared power to vote or direct the disposition of 69,000 shares it beneficially owns. The shares reported for Janus include the holdings of INTECH Investment Management, of which Janus owns 96.81%, and Perkins Investment Management LLC, of which Janus owns 100%.

(2)

The number of shares of common stock for The Vanguard Group, Inc. (“Vanguard”) is based solely on the information contained in the Schedule 13G (Amendment No. 2) filed with the Commission on February 11, 2016. Vanguard has the sole power to dispose or to direct the disposition of 27,498,207 shares it beneficially owns, has the sole power to vote or to direct the vote of 307,531 shares it beneficially owns, has shared power to vote or to direct the vote of 23,200 shares it beneficially owns, and has shared power to dispose or direct the disposition of 305,831 shares it beneficially owns. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 282,631 shares of the Company’s common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 48,100 shares of the Company’s common stock as a result of its serving as investment manager of Australian investment offerings.

SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth, as of March 23, 2016, except as otherwise noted, certain information regarding beneficial ownership of our common stock by each Director, each Named Executive Officer, and our Directors and executive officers as a group. The percentages of class amounts set forth in the table below are based on 413,512,258 shares of common stock outstanding on March 23, 2016. Beneficial ownership includes sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of March 23, 2016 through the exercise of any stock option or similar security, or the vesting of RSUs, excluding PBRSUs, the vesting of which is based on performance.

	Common Stock
Name of Beneficial Owner	Number of Shares Owned	Right to Acquire (1)	Total	Percentage of Class
Named Executive Officers
Keith D. Jackson	2,045,227	1,055,897	3,101,124	*
Bernard Gutmann	185,233	198,730	383,963	*
William A. Schromm	254,515	213,530	468,045	*
Paul E. Rolls	85,690	23,220	108,910	*
Mamoon Rashid	110,811	93,707	204,518	*
Directors and Director Nominees (excluding CEO)
J. Daniel McCranie	360,781	-	360,781	*
Atsushi Abe	102,486	20,000	122,486	*
Alan Campbell	15,371	-	15,371	*
Curtis J. Crawford	186,592	-	186,592	*
Gilles Delfassy	14,920	-	14,920	*
Emmanuel T. Hernandez	148,206	-	148,206	*
Paul A. Mascarenas	31,630	-	31,630	*
Daryl A. Ostrander	80,965	20,000	100,965	*
Teresa M. Ressel	187,417	20,000	207,417	*
All Directors and Executive Officers as a group (18 persons)	4,422,728	2,045,768	6,468,496	1.6%

* Less than 1% of the total voting power of the outstanding shares of common stock.

(1)	This number includes shares of common stock issuable upon exercise of options or vesting of RSUs, excluding PBRSUs, the vesting of which is based on performance, within 60 days of March 23, 2016.

RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures

As set forth in the Audit Committee Charter, unless submitted to another comparable independent body of the Board, and to the extent required under applicable federal securities laws and related rules and regulations, and/or the NASDAQ listing standards, related party transactions are submitted to the Audit Committee for review and oversight.

We have a written policy on related party transactions (“Policy”) to which all employees are required to adhere. The Policy has been revised from time to time to, among other reasons, reflect changes to the Commission’s rules governing disclosure of related party transactions. The Policy provides for review and oversight requirements and related procedures with respect to transactions in which the Company was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect material interest. The Policy intentionally defines “related party” to not only include parties set forth under the definitions contained in the NASDAQ rules but also to include additional parties such as commonly controlled affiliates of the Company, certain investments in other entities, and employee trusts. The Policy provides that our law department distribute periodically a list of each known related party. The list is distributed to personnel who have been identified as appropriate employees to monitor potential related party transactions. All related party transactions must be reviewed by our Corporate Controller’s Office, in conjunction with our law department, for potential conflict of interest situations and related matters on an ongoing basis. Even related party transactions which do not require review and oversight by the Audit Committee (or other independent body of the Board of Directors) and public disclosure under the Commission’s rules and NASDAQ’s listing standards must be reported to our Corporate Controller’s Office (preferably prior to consummation of such transactions) so that our Corporate Controller’s Office, in conjunction with our law department, can review the transactions for conflict of interest and related matters.

When review and oversight by the Audit Committee (or other independent body) is required, the Audit Committee (or other independent body) must be provided the details of such transactions including, but not limited to, the terms of the transaction, the business purpose of the transaction and the benefits to the Company and to the relevant party. Although the Policy has not set standards for review or approval of related party transactions, our Audit Committee (or other independent body), Corporate Controller’s Office and law department seek to ensure that all related party transactions are conducted at arms-length, on terms that are fair to the Company and in the best interests of the Company and its stockholders.

Related Party Transactions

For transactions between us and our Named Executive Officers, see “Compensation of Executive Officers” generally and specifically “Compensation of Executive Officers — Employment, Severance, and Change in Control Agreements and Arrangements” above. For a discussion of certain relationships pertaining to our Directors that were analyzed in connection with the Board’s independence determinations see “Management Proposals — Proposal No.  1: Election of Directors” above.

SECTION 16(a) REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors and officers and persons who own more than ten percent of a registered class of our equity securities to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of any of our equity securities. Except as described below, to our knowledge (based solely on a review of

Forms 3 and 4 and amendments thereto furnished to us during the year ended December 31, 2015 and Forms 5 and amendments thereto furnished to us with respect to the year ended December 31, 2015 and a representation that no other reports were required), all Directors, officers and beneficial owners of greater than ten percent of any class of our equity securities registered pursuant to Section 12 of the Exchange Act made all filings required under Section 16(a) during 2015 on a timely basis.

MISCELLANEOUS INFORMATION

Solicitation of Proxies

The cost of soliciting proxies will be borne by us. We have retained Georgeson LLC (“Georgeson”) to assist in the distribution of proxy solicitation materials and the solicitation of proxies. We have agreed to indemnify Georgeson against certain liabilities arising out of or in connection with the engagement. The estimated cost will be $14,000 plus additional fees relating to telephone solicitation of proxies and upon the occurrence of certain other contingencies, as well as other customary costs. In addition to the solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of the stock and secure their voting instructions, if necessary. We will reimburse such record holders for their reasonable expenses in so doing. We may also use several of our regular employees, who will not be specially compensated, to solicit proxies personally or by telephone, telegram, facsimile or special delivery letter.

Annual Report/Form 10-K

Our 2015 Annual Report to Stockholders, which includes our Annual Report on Form 10-K (without certain exhibits which are excluded from our Annual Report to Stockholders pursuant to Rule 14a-3(b) of the Exchange Act) for the fiscal year ended December 31, 2015, is being mailed concurrently with this proxy statement to all stockholders of record as of March 29, 2016. Those exhibits that are excluded from our Annual Report to Stockholders as described above are available for the cost of photocopying. To receive a copy, please write to: Investor Relations, ON Semiconductor Corporation, 5005 East McDowell Road, M/D-C302 Phoenix, Arizona 85008; call: Investor Relations at (602) 244-3437; email to: investor@onsemi.com; or go to the Investor Relations section of our website at www.onsemi.com.

Stockholders Sharing the Same Address

If you hold your shares in “street name” and share the same address as another stockholder, you may receive only one set of proxy materials including the annual report to stockholders, unless you have provided contrary instructions. If you hold your shares in “street name” and wish to receive a separate set of proxy materials and annual report or if you share the same address as another stockholder and are receiving multiple sets of proxy materials including the annual report to stockholders and wish to receive only one set, you will need to contact your bank or brokerage firm. Registered holders are each provided a set of proxy materials including an annual report to stockholders; however, if you are a registered holder and would like an additional copy or, alternatively, if you share the same address as another stockholder and are receiving multiple sets of proxy materials including the annual report to stockholders and wish to receive only one set, please write to: Investor Relations Department, ON Semiconductor Corporation, 5005 East McDowell Road, M/D-C302 Phoenix, Arizona 85008; call: Investor Relations at (602) 244-3437; email to: investor@onsemi.com; or go to the Investor Relations section of our website at www.onsemi.com. We will provide a copy as requested, as promptly as possible.

Other Business

Other than the election of Directors, the advisory vote on executive compensation and the ratification of PricewaterhouseCoopers as our independent registered public accounting firm, we do not intend to bring any other matters to be voted on at the meeting. We are not currently aware of any other matters that will be presented by others for action at the meeting. If, however, other matters are properly presented at the meeting and you have signed and returned your proxy card, the proxies will have discretion to vote your shares on such matters to the extent authorized under the Exchange Act.

Stockholder Communications with the Board of Directors

Historically, we have not adopted a formal policy for stockholder communications with the Board. Nevertheless, we do have a process by which stockholders can send communications to the Board and every effort has been made to ensure that the Board or individual Directors, as applicable, hear the views of stockholders so that appropriate responses can be provided to stockholders in a timely manner. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Executive Vice President, General Counsel, Chief Compliance & Ethics Officer, Chief Risk Officer and Corporate Secretary, George H. Cave, at the address of our principal offices with a request to forward the same to the intended recipient. Substantive communications will generally be forwarded to the Board.

Stockholder Nominations and Proposals

Stockholders may present, and our Corporate Governance and Nominating Committee will consider, proposals for action at a future meeting if they comply with our bylaws and Commission rules. In November 2013, we amended our bylaws to allow a special meeting of stockholders to be called upon the written request (a “Special Meeting Request”) of stockholders who hold in the aggregate at least 25% of the voting power of our outstanding capital stock that are entitled to vote on the matters to be brought before the meeting. Subject to compliance with the requirements of the bylaws, a special meeting so requested will be held at such date, time and place as may be fixed by the Board but not more than (a) 120 days after receipt by our corporate Secretary of the properly submitted Special Meeting Request, if the request relates to matters other than the election of Directors, and (b) 180 days after receipt by our corporate Secretary of the properly submitted Special Meeting Request, if the request relates to the election of Directors. The requesting stockholders are required to provide specified information as provided in the bylaws relating to the matters to be considered at the special meeting.

Subject to advance notice provisions contained in our bylaws, a stockholder of record may also propose the nomination of someone for election as a Director at our annual meeting of stockholders by timely written notice to our Secretary. Generally, a notice is timely if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement. The notice must set forth: (i) with respect to each person whom such stockholder proposes to nominate for election or re-election as a Director, all information relating to such person as would be required to be disclosed under federal securities laws in a proxy statement relating to the election of Directors (including such person’s written consent to being named in the proxy statement as a nominee); (ii) the name and address of the nominating stockholder, as they appear on our books; and (iii) the class and number of shares that are owned beneficially and of record by the nominating stockholder on the date of the notice. In addition, not more than ten days after a request from our Secretary, the nominating stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A nomination that does not comply with the above procedure will be disregarded.

Under the Commission rules, stockholder proposals for the 2017 annual meeting must be received at our principal executive offices, 5005 East McDowell Road, Phoenix Arizona 85008, not later than December 14, 2016 to be considered for inclusion in next year’s proxy statement. Proposals to be presented at the annual meeting that are not intended for inclusion in the proxy statement must be submitted in accordance with applicable advance notice provisions of our bylaws. You may contact our Secretary at the principal executive offices to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals. Generally, our bylaws provide that a stockholder may sponsor a proposal to be considered at the annual meeting if written notice of such proposal is timely received by our Secretary. Generally, a notice is timely given if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days after the initial public disclosure or announcement of the date of the annual meeting.

The notice must set forth: (i) as to each matter the sponsoring stockholder proposes to bring before the annual meeting, a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of the sponsoring stockholder as they appear on our books; (iii) the class and number of shares that are owned beneficially and of record by the sponsoring stockholder on the date of the notice; and (iv) any material interest of the sponsoring stockholder in such proposal. In addition, not more than ten days after a request from our Secretary, the sponsoring stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A proposal that does not comply with the above procedure will be disregarded.

If any such matter is brought before an annual meeting, our management will use its discretionary authority to vote the shares subject to the proxies as the Board may recommend, to the extent allowed by our bylaws and applicable law.

Stockholders are urged to vote their shares as more fully described in the proxy card and above in this proxy statement under the heading “Proxy Statement.” Your prompt response is appreciated.

GEORGE H. CAVE

Executive Vice President, General Counsel, Chief Compliance &

Ethics Officer, Chief Risk Officer and Corporate Secretary

Dated:  April 13, 2016

ON®
IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 18, 2016.
Vote by Internet
Go to www.investorvote.com/ON
Or scan the QR code with your smartphone
Follow the steps outlined on the secure website
Vote by telephone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒
Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR each of the listed director nominees and FOR Proposals 2 and 3.
1. TO ELECT FIVE CLASS II DIRECTORS, EACH FOR A ONE-YEAR TERM EXPIRING AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD IN 2017 OR UNTIL HIS OR HER SUCCESSOR HAS BEEN DULY ELECTED AND QUALIFIED, OR UNTIL THE EARLIER OF HIS OR HER DEATH, RESIGNATION OR REMOVAL; +
For Against Abstain For Against Abstain For Against Abstain
01 - Alan Campbell 03 - Emmanuel T. Hernandez 05 - Teresa M. Ressel
02 - Gilles Delfassy 04 - J. Daniel McCranie
For Against Abstain
2. TO VOTE ON AN ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION; AND
3. TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT YEAR; AND
4. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT OF THE MEETING.
B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
1UPX +
02AIOC

Stockholders who wish to view the Company’s Proxy Statement and Annual Report on the Internet, including those stockholders who have elected to receive these materials electronically, can view the 2016 Annual Meeting materials by directing their Internet browser to www.onsemi.com/annualdocs
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — ON SEMICONDUCTOR CORPORATION +
Meeting Details
Description – 2016 Annual Meeting of Stockholders Date & Time – May 18, 2016 at 2:00 p.m. (local time)
Location – The Company’s Principal Offices at 5005 East McDowell Road, Phoenix, AZ 85008
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS
I appoint J. Daniel McCranie, Keith D. Jackson and George H. Cave, individually and together, proxies with full power of substitution, to vote all my shares of common stock of ON Semiconductor Corporation (the “Company”) which I have the power to vote, at the Annual Meeting of Stockholders to be held at the Company’s principal offices at 5005 East McDowell Road, Phoenix, AZ 85008 on May 18, 2016, at 2:00 p.m. local time and at any adjournments or postponements of the meeting. I revoke any proxy previously given and acknowledge that I may revoke this proxy prior to its exercise.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE INDICATED, THE SHARES WILL BE VOTED AS FOLLOWS: (1) “FOR” THE ELECTION OF EACH CLASS II DIRECTOR NOMINEE; (2) “FOR” THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION; AND (3) “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT YEAR.
The proxies may vote according to their discretion on any other matter which may properly come before the meeting.
YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS PROXY CARD AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on reverse side.)
C Non-Voting Items
Change of Address — Please print new address below.
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +